UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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KOHL’S CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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KOHL’S CORPORATION

N56 W17000 Ridgewood Drive

Menomonee Falls, Wisconsin 53051

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 14, 2009

To Our Shareholders:

The Annual Meeting of Shareholders of Kohl’s Corporation will be held at the Pilot House at Pier Wisconsin, 500 N. Harbor Drive, Milwaukee, Wisconsin 53202, on May 14, 2009, at 1:00 p.m. local time, for the following purposes:

1.	To elect eleven directors to serve on our Board of Directors for a one-year term and until their successors are duly elected and qualified;

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 30, 2010;

3.	To vote on the shareholder proposal described below, if properly presented at the meeting; and

4.	To act upon any other business that may properly come before the meeting or any adjournment thereof.

PLEASE NOTE: There will be no management presentations or business updates at this meeting. The meeting is expected to last less than 30 minutes.

Only shareholders of record at the close of business on March 11, 2009 are entitled to notice of and to vote at the meeting.

We are pleased to take advantage of the Securities and Exchange Commission’s rules that allow companies to furnish their proxy materials over the Internet. We believe that this e-proxy process will expedite shareholders’ receipt of proxy materials and lower the costs and reduce the environmental impact of our annual meeting of shareholders. Accordingly, we have mailed to our shareholders of record and beneficial owners a Notice of Internet Availability of Proxy Materials containing instructions on how to access the attached proxy statement and our Annual Report on Form 10-K via the Internet and how to vote online. The Notice of Internet Availability of Proxy Materials and the attached proxy statement also contain instructions on how you can receive a paper copy of the proxy materials.

The Notice of Internet Availability of Proxy Materials was mailed to our shareholders beginning on or about March 27, 2009.

You are cordially invited to attend the Annual Meeting in person. Your vote is important no matter how large or small your holdings may be. Please vote as soon as possible in one of these three ways, whether or not you plan to attend the meeting:

•	Visit the website shown on your Notice of Internet Availability of Proxy Materials (www.proxyvote.com) to vote over the Internet;

•	Use the toll-free telephone number provided on the voting website (www.proxyvote.com) to vote over the telephone; or

•	If you have received a printed proxy card, you may complete, sign, date and return your proxy card by mail.

If you send in your proxy card or vote by telephone or the Internet, you may still decide to attend the Annual Meeting and vote your shares in person. Your proxy is revocable in accordance with the procedures set forth in this proxy statement.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on May 14, 2009: The 2008 Annual Report on Form 10-K and proxy statement of Kohl’s Corporation are available at www.proxyvote.com.

By Order of the Board of Directors

Richard D. Schepp
Secretary

Menomonee Falls, Wisconsin

March 27, 2009

KOHL’S CORPORATION

N56 W17000 Ridgewood Drive

Menomonee Falls, Wisconsin 53051

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

May 14, 2009

GENERAL INFORMATION ABOUT THESE MATERIALS

This proxy statement describes matters on which we would like you, as a shareholder, to vote at our 2009 Annual Meeting of Shareholders. It also gives you information on these matters so that you can make informed decisions. You are receiving notice because our records indicate that you owned shares of our common stock at the close of business on March 11, 2009. Our Board of Directors has chosen March 11, 2009 as the “record date” for the meeting, which is the date used to determine which shareholders will be able to attend and vote at the meeting.

Our Board of Directors is soliciting your proxy to be used at the meeting. When you complete the proxy, you appoint two of our officers, Richard D. Schepp and R. Lawrence Montgomery, as your representatives at the meeting. These individuals will vote your shares at the meeting as you have instructed them on the proxy card. This way, your shares will be voted whether or not you attend the meeting. Even if you plan to attend the meeting, it is a good idea to vote your shares in advance of the meeting just in case your plans change. The Notice of Internet Availability of Proxy Materials was mailed to our shareholders beginning on or about March 27, 2009.

QUESTIONS AND ANSWERS

ABOUT OUR 2009 ANNUAL MEETING OF SHAREHOLDERS

When and where will the meeting take place?

The annual meeting will be held on Thursday, May 14, 2009, at 1:00 p.m., local time, at the Pilot House at Pier Wisconsin, 500 N. Harbor Drive, Milwaukee, Wisconsin 53202.

How long is the meeting expected to last?

The meeting is expected to last less than 30 minutes.

What is the purpose of the meeting?

At the annual meeting, you will be asked to vote on the following matters:

•	the election of eleven directors to serve for a one-year term and until their successors are duly elected and qualified;

•	the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 30, 2010;

•	the shareholder proposal described below, if properly presented at the meeting; and

•	any other business that may properly come before the meeting or any adjournment of the meeting.

Could other matters be decided at the meeting?

Our by-laws require prior notification of a shareholder’s intent to request a vote on other matters at the meeting. The deadline for notification has passed, and we are not aware of any other matters that could be brought before the meeting. However, if any other business is properly presented at the meeting, your completed proxy gives authority to Richard D. Schepp and R. Lawrence Montgomery to vote your shares on such matters at their discretion.

Who is entitled to attend the meeting?

All shareholders who owned our common stock at the close of business on March 11, 2009 (which is called the record date for the meeting) or their duly appointed proxies, may attend the meeting. Registration begins at 12:30 p.m.

Who is entitled to vote at the meeting?

All shareholders who owned our common stock at the close of business on the record date are entitled to attend and vote at the meeting and at any adjournment or postponement of the meeting.

How many votes do I have?

Each share of our common stock outstanding on the record date is entitled to one vote on each of the eleven director nominees and one vote on each other matter.

How many votes must be present to hold the annual meeting?

The presence in person or by proxy of the holders of a majority of the outstanding shares of our common stock entitled to vote at the meeting will constitute a quorum for the transaction of business at the meeting. Abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining whether there is a quorum. A broker “non-vote” occurs when a broker or nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker or nominee does not have the necessary voting power for that particular item and has not received instructions from the beneficial owner. In order for us to determine that enough votes will be present to hold the meeting, we urge you to vote in advance by proxy even if you plan to attend the meeting.

How many votes may be cast by all shareholders?

A total of 304,716,297 votes may be cast at the meeting, consisting of one vote for each share of our common stock outstanding on the record date.

How do I vote?

You may vote in person at the meeting or vote by proxy as described below.

Whether or not you intend to attend the meeting, you can vote by proxy in three ways:

•	Visit the website shown on your Notice of Internet Availability of Proxy Materials (www.proxyvote.com) to vote over the Internet;

•	Use the toll-free telephone number provided on the voting website (www.proxyvote.com) to vote over the telephone; or

•	If you have received a printed proxy card, you may complete, sign, date and return your proxy card by mail.

If you vote by proxy, your shares will be voted at the meeting in the manner you indicate. If you sign and return your proxy card, but don’t specify how you want your shares to be voted, they will be voted as the Board of Directors recommends.

May I change or revoke my vote after I submit my proxy?

Yes. To change your vote previously submitted by proxy, you may:

•	cast a new vote by mailing a new proxy card with a later date; or

•	cast a new vote by calling the toll-free telephone number provided on the voting website (www.proxyvote.com);

•	cast a new vote over the internet by visiting the voting website (www.proxyvote.com); or

•	if you hold shares in your name, attend the annual meeting and vote in person.

If you wish to revoke rather than change your vote, written revocation must be sent to our corporate Secretary prior to the meeting.

What are the Board’s voting recommendations?

Unless you give other instructions on your proxy, the persons named as proxy holders on the proxy will vote in accordance with the recommendations of our Board of Directors. Our Board of Directors recommends a vote:

•	FOR the election of the eleven nominees named under the caption “ITEM ONE — ELECTION OF DIRECTORS” to serve as directors (see page 13);

•

FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 30, 2010 (see “ITEM TWO — RATIFICATION OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM” on page 50); and

•	AGAINST the approval of the shareholder proposal on the amendment of our Articles of Incorporation (see “ITEM THREE — SHAREHOLDER PROPOSAL” on page 51).

How many votes will be required to approve each of the proposals?

•

ITEM ONE: Our Board of Directors has instituted a majority vote requirement for the election of directors in uncontested elections. This means that a director nominee will be elected if the number of votes cast “for” that nominee exceeds the number of votes cast “against” that nominee. If you abstain from voting on any of the nominees, your shares will not be voted with respect to those nominees. Your shares will be counted for purposes of determining whether there is a quorum, but will have no effect on the election of those nominees.

•

ITEMS TWO and THREE: The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm and the shareholder proposal will each be approved if the number of votes cast “for” that proposal exceeds the number of votes cast “against” it. If you abstain from voting on either of these proposals, your shares will be counted as present for purposes of determining whether there is a quorum, but will have no effect on the outcome of such proposal or proposals.

What if I do not indicate my vote for one or more of the matters on my proxy?

If you return a signed proxy card or otherwise complete your voting by proxy over the Internet or over the telephone without indicating your vote on a matter to be submitted at the annual meeting, your shares will be voted in accordance with the Board of Directors’ recommendations described above. In the event any other matters are brought before the meeting, Richard D. Schepp and R. Lawrence Montgomery will vote your shares on such matters at their discretion.

What happens if I do not vote by proxy?

If you do not vote by proxy, the shares held in your name will not be voted unless you vote in person at the meeting. If you hold your shares through a broker and you do not provide your broker with specific instructions, your shares may be voted with respect to certain proposals at your broker’s discretion. If the broker does not vote those shares, those broker non-votes will have no effect on the outcome of any of the proposals.

How can I attend the annual meeting?

Only shareholders as of the close of business on the record date, March 11, 2009, may attend the annual meeting. To be admitted to the meeting, you will be required to present photo identification and an admission ticket or proof of ownership of your shares as of the record date, such as a letter or account statement from your bank or broker.

IF YOU DO NOT HAVE AN ADMISSION TICKET (OR PROOF OF OWNERSHIP) AND VALID PICTURE IDENTIFICATION, YOU WILL NOT BE ADMITTED TO THE MEETING.

The use of cameras, recording devices and other electronic devices at the meeting is prohibited, and such devices will not be allowed in the meeting or any other related areas, except by credentialed media. We realize that many cellular phones have built-in digital cameras, and while you may bring these phones into the venue, you may not use the camera function at any time.

What happens if the annual meeting is postponed or adjourned?

If the meeting is postponed or adjourned, your proxy will remain valid and may be voted when the meeting is convened or reconvened. You may change or revoke your proxy until it is voted.

Will our independent registered public accounting firm participate in the meeting?

Yes. Our independent registered public accounting firm is Ernst & Young LLP. A representative of Ernst & Young LLP will be present at the meeting, will be available to answer any appropriate questions you may have and will have the opportunity to make a statement.

Are members of the Board of Directors required to attend the meeting?

While the Board has not adopted a formal policy regarding director attendance at annual shareholder meetings, directors are encouraged to attend. Eleven of our twelve directors attended the 2008 Annual Meeting of Shareholders.

Who will pay the expenses incurred in connection with the solicitation of my vote?

We pay all costs and expenses related to preparation of these proxy materials and solicitation of your vote. We also pay all annual meeting expenses. In addition to soliciting proxies by mail, we may solicit proxies by telephone, personal contact, and electronic means. None of our directors, officers, or employees will be specially compensated for these activities. We have hired Georgeson, Inc. to assist with the solicitation of proxies for a fee not to exceed $7,000, plus reimbursement for out-of-pocket expenses. We also reimburse brokers, fiduciaries, and custodians for their costs in forwarding proxy materials to beneficial owners of our common stock, but we will not pay any compensation for their services.

Can I view these proxy materials electronically?

Yes. You may view our 2009 proxy materials at www.proxyvote.com. You may also use our website at www.kohls.com to view all of our filings with the Securities and Exchange Commission, including this proxy statement and our Annual Report on Form 10-K for the fiscal year ended January 31, 2009.

How can I receive copies of Kohl’s year-end SEC filings?

We will furnish without charge to any shareholder who requests in writing, a copy of this proxy statement and/or our Annual Report on Form 10-K, including financial statements and related schedules, for the fiscal year ended January 31, 2009, as filed with the Securities and Exchange Commission (“SEC”). Any such request should be directed to Kohl’s Corporation, N56 W17000 Ridgewood Drive, Menomonee Falls, Wisconsin 53051, Attention: Investor Relations.

How do shareholders submit proposals for Kohl’s 2010 Annual Meeting of Shareholders?

You may present matters for consideration at our next annual meeting either by having the matter included in our proxy statement and listed on our proxy or by conducting your own proxy solicitation.

To have your proposal included in our proxy statement and listed on our proxy for the 2010 annual meeting, we must receive your proposal by November 27, 2009. You may submit your proposal in writing to: Corporate Secretary, Kohl’s Corporation, N56 W17000 Ridgewood Drive, Menomonee Falls, Wisconsin 53051. You may submit a proposal only if you have continuously owned at least $2,000 worth of our common stock for at least one year before you submit your proposal, and you must continue to hold this level of stock through the date of the 2010 annual meeting.

If you decide to conduct your own proxy solicitation, you must provide us with written notice of your intent to present your proposal at the 2010 annual meeting, and the written notice must be received by us by January 26, 2010. If you submit a proposal for the 2010 annual meeting after January 26, 2010, your proposal cannot be considered at the annual meeting.

QUESTIONS AND ANSWERS

ABOUT OUR BOARD OF DIRECTORS AND CORPORATE GOVERNANCE MATTERS

What is the makeup of the Board of Directors and how often are members elected?

Our Board of Directors currently has twelve members. Each director stands for election every year. Wayne Embry has reached the mandatory retirement age under our Corporate Governance Guidelines. He will therefore be retiring from the Board of Directors as of the date of the 2009 annual meeting and will not stand for re-election. The Board of Directors has determined that following Mr. Embry’s planned retirement, the size of the Board will be reduced to eleven members.

How often did the Board of Directors meet in fiscal 2008?

The full Board of Directors formally met six times during fiscal 2008 and otherwise accomplished its business through the work of the committees described below or otherwise without formal meetings. Each incumbent director attended at least 75% of the meetings of the Board and of the standing committees of which he or she was a member during fiscal 2008.

Do the non-management directors meet in regularly scheduled executive sessions?

Yes. The non-management members of our Board of Directors meet in regularly scheduled executive sessions without any members of management present. Our Board of Directors, upon the recommendation of the Governance & Nominating Committee, appointed Mr. Burd as the “Lead Director” for fiscal 2008.

Has the Board of Directors adopted written Corporate Governance Guidelines?

Yes. Our Board has adopted written Corporate Governance Guidelines in order to assure that the Board has the necessary practices in place to govern us in the best interests of the shareholders. To view these Guidelines, access www.kohls.com, then “Investor Relations,” then “Corporate Governance,” then “Corporate Governance Guidelines.” Paper copies will be provided to any shareholder upon request.

How does the Board determine which directors are independent?

Our Board of Directors has established independence guidelines that are described in our Corporate Governance Guidelines. The independence guidelines require a finding that the individual director satisfies all of the independence standards of the New York Stock Exchange, as such standards may be amended from time to time, and also that the director has no material relationships with us (either directly or as a partner, shareholder or officer of any entity) which would be inconsistent with a finding of independence.

Which directors have been designated as independent?

Based on the analysis described below on page 15 under the caption “Independence Determinations & Related Person Transactions,” the Board affirmatively determined that eight of the eleven directors that will continue to serve on the Board following the annual meeting are independent: Peter Boneparth, Steven A. Burd, John F. Herma, Dale E. Jones, William S. Kellogg, Frank V. Sica, Stephanie A. Streeter and Stephen E. Watson. Wayne Embry was also determined to be independent.

What are the standing committees of the Board?

Our Board of Directors has three standing committees: the Audit Committee, the Governance & Nominating Committee and the Compensation Committee.

Who are the members of the standing committees?

During fiscal 2008 the members of our Board of Directors’ standing committees were:

Committee	Members	Chairperson

Audit Committee	Wayne Embry John F. Herma Stephanie A. Streeter Stephen E. Watson	Stephen E. Watson

Governance & Nominating Committee	Steven A. Burd Peter Boneparth Wayne Embry Dale E. Jones John F. Herma Frank V. Sica Stephanie A. Streeter Stephen E. Watson	Wayne Embry

Compensation Committee	Steven A. Burd Frank V. Sica	Frank V. Sica

Are all of the members of the standing committees independent?

Yes. The members of each of the standing committees have been deemed independent by the Board of Directors.

Do all of the standing committees operate under a written charter?

Yes. The charters of each of the standing committees are available for viewing by accessing our website at www.kohls.com, then “Investor Relations,” then “Corporate Governance.” Paper copies will be provided to any shareholder upon request.

What are the functions of the standing committees?

Audit Committee

It is the responsibility of the Audit Committee to assist the Board of Directors in its oversight of our financial accounting and reporting practices. The specific duties of the Audit Committee include monitoring the integrity of our financial process and systems of internal controls regarding finance, accounting and legal compliance; selecting our independent registered public accounting firm; monitoring the independence and performance of our independent registered public accounting firm and internal auditing functions; and providing an avenue of communication among the independent registered public accounting firm, management, the internal auditing functions and the Board of Directors. The Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, and it has direct access to the independent registered public accounting firm as well as any of our employees. The Audit Committee has the ability to retain, at our expense, special legal, accounting, or other consultants or experts it deems necessary in the performance of its duties. The Board has determined that all of the members of the Audit Committee qualify as “audit committee financial experts,” and that each Audit Committee member is “financially literate” and “independent” as defined by the Commission’s regulations and the NYSE’s listing standards.

Governance & Nominating Committee

The duties of the Governance & Nominating Committee are to provide assistance to the Board of Directors in the selection of candidates for election and re-election to the Board and its committees; advise the Board on corporate governance matters and practices, including developing, recommending, and thereafter periodically reviewing the Corporate Governance Guidelines and principles applicable to us; and coordinate an annual evaluation of the performance of the Board and each of its standing committees.

Compensation Committee

The duties of the Compensation Committee are to discharge the Board’s responsibilities related to compensation of our directors and officers, as well as those with respect to our general employee compensation and benefit policies and practices to ensure that they meet corporate objectives. The Compensation Committee has overall responsibility for evaluating and approving our executive officer benefit, incentive compensation, equity based or other compensation plans, policies and programs. The Compensation Committee also approves goals for incentive plans and evaluates performance against these goals. Furthermore, the Compensation Committee has the ability to retain, at our expense, special legal, accounting, or other consultants or experts it deems necessary in the performance of its duties. Further information regarding the Committee’s processes and procedures for the consideration of executive and director compensation is included in the Compensation Discussion & Analysis section of this proxy statement.

How many times did each standing committee meet in fiscal 2008?

During fiscal 2008, the Audit Committee formally met nine times and otherwise accomplished its business without formal meetings. The Compensation Committee formally met five times and otherwise accomplished its business without formal meetings. The Governance & Nominating Committee formally met two times and otherwise accomplished its business without formal meetings.

Are there currently any other committees of the Board of Directors?

The Board of Directors has also established an Executive Committee, the primary function of which is to act on behalf of the Board of Directors in the intervals between the Board’s meetings. The Executive Committee may not, however, take any actions that: (a) are prohibited by applicable law or our Articles of Incorporation or Bylaws, or (b) are required by law or by rule of the New York Stock Exchange to be performed by a committee of independent directors, unless the composition of the Executive Committee complies with such law or rule. The members of the Executive Committee during fiscal 2008 were Messrs. Burd, Kellogg, Montgomery, Sica and Sommerhauser.

How does the Board identify and evaluate nominees for director?

The Governance & Nominating Committee regularly assesses the appropriate size of the Board, and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated or otherwise arise, the Committee utilizes a variety of methods for identifying and evaluating director candidates. Candidates may come to the attention of the Committee through current directors, members of management, eligible shareholders or other persons. From time to time the Committee may also engage a search firm to assist in identifying potential Board candidates, although such a firm was not used to identify any of the nominees for director proposed for election at the 2009 annual meeting. Once the Committee has identified a prospective nominee, the Committee evaluates the prospective nominee’s potential contributions in providing advice and guidance to the Board and management. Selection is made from individuals whose leadership, effectiveness and social responsibility have been demonstrated or whose specialized training and experience is of value to us. Successful nominees must have a history of superior performance or accomplishments in their professional undertakings and should have the highest personal and professional ethics and values. The Board is committed to an inclusive Board with a diversity of experience and outlook.

How does the Board evaluate director candidates recommended by shareholders?

The Governance & Nominating Committee evaluates shareholder nominees in the same manner as any other nominee. Pursuant to procedures set forth in our Bylaws, our Governance & Nominating Committee will consider shareholder nominations for directors if we receive timely written notice, in proper form, of the intent to make a nomination at a meeting of shareholders. To be timely for the 2010 annual meeting of shareholders, the notice must be received within the time frame discussed above on page 5 under the heading “How do shareholders submit proposals for Kohl’s 2010 Annual Meeting of Shareholders?”. To be in proper form, the notice must, among other things, include each nominee’s written consent to serve as a director if elected, a description of all arrangements or understandings between the nominating shareholder and each nominee and information about the nominating shareholder and each nominee. These requirements are detailed in our Bylaws, a copy of which will be provided to you upon request.

How are directors compensated?

Pursuant to our 2008 Non-Employee Director Compensation Program, directors who are not our employees or employees of our subsidiaries received an annual retainer fee of $100,000. The Lead Director received an additional retainer fee of $15,000. Chairpersons of the Compensation Committee and the Governance & Nominating Committee received an additional $10,000 retainer fee, and the Chairperson of the Audit Committee received an additional $20,000 retainer fee. Non-employee directors also received retainer fees for membership on the Compensation, Audit and Executive Committees. Committee member retainers are $10,000 for Compensation Committee members and $15,000 for Audit Committee and Executive Committee members. Directors received no additional compensation for participation in Board of Directors’ or committee meetings. Directors are, however, reimbursed for travel and other expenses related to attendance at these meetings as well as travel and other expenses related to attendance at educational seminars approved in advance by the Governance & Nominating Committee.

Stock options are granted to non-employee directors from time to time pursuant to our 1997 Stock Option Plan for Outside Directors. These grants are typically made following a director’s initial election to the Board and each time the director is re-elected by the shareholders to serve a new term. Ten-year options to purchase 4,173 shares of our common stock were granted to each of the non-employee directors that were re-elected to the Board at the 2008 Annual Meeting of Shareholders. Messrs. Boneparth and Jones were each granted a ten-year option to purchase 4,173 shares following their initial election in May 2008. All of the options granted to non-employee directors in 2008 were at the closing market price on the date of grant and vest on the first anniversary of the date of grant.

We believe that director stock ownership is important to align the interests of our directors with those of our shareholders. New directors are expected to own or acquire 1,000 shares of our common stock within a reasonable period of time following their initial election to the board, and to own 2,500 shares within three years of such initial election.

Director Compensation Table

The following table provides each element of compensation paid or granted to each non-employee director for services rendered during fiscal 2008. Retainer fees are paid on a quarterly basis in arrears, so some of the retainer fees in this table may have been paid in the first quarter of fiscal 2009 for services rendered in fiscal 2008.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Peter Boneparth(2)	$75,000	—	$60,964	—	—	—	$135,964
Steven A. Burd	$136,250	—	$100,126	—	—	—	$236,376
Wayne Embry	$125,000	—	$100,126	—	—	—	$225,126
James Ericson(3)	$30,000	—	$36,519	—	—	—	$66,519
John F. Herma	$115,000	—	$100,126	—	—	—	$215,126
Dale E. Jones(4)	$75,000	—	$60,964	—	—	—	$135,964
William S. Kellogg	$115,000	—	$112,145	—	—	—	$227,145
Frank V. Sica	$132,500	—	$100,126	—	—	—	$232,626
Peter M. Sommerhauser	$115,000	—	$100,126	—	—	—	$215,126
Stephanie A. Streeter	$111,250	—	$115,792	—	—	—	$227,042
Stephen E. Watson	$130,000	—	$141,123	—	—	—	$271,123
Elton White(5)	$37,500	—	$36,519	—	—	—	$74,019

(1)

The amounts shown represent the compensation cost we recognized in fiscal 2008 related to option awards in accordance with FAS 123(R), and therefore include amounts from awards granted in and prior to fiscal 2008. Upon their election or re-election to the Board of Directors in fiscal 2008, each director was granted an award of 4,173 stock options. The grant date fair value of these awards was $95,913 for Messrs. Boneparth and Jones, and $100,012 for all of the other continuing directors. Due to their retirement, Messrs. Ericson and White did not receive any option awards in fiscal 2008. For a discussion of the valuation assumptions used for all option awards, see Note 7 to our fiscal 2008 audited financial statements included in our Annual Report on Form 10-K. As of January 31, 2009, the aggregate number of vested and unvested stock options held by each director were: Mr. Boneparth: 0 vested, 4,173 unvested; Mr. Burd: 12,200 vested, 4,173 unvested; Mr. Embry: 12,700 vested, 4,173 unvested; Mr. Ericson: 14,200 vested, 0 unvested; Mr. Herma: 9,700 vested, 4,173 unvested; Mr. Jones: 0 vested, 4,173 unvested; Mr. Kellogg: 14,200 vested, 4,173 unvested; Mr. Sica: 9,700 vested, 4,173 unvested; Mr. Sommerhauser: 13,200 vested, 4,173 unvested; Ms. Streeter: 3,700 vested, 4,173 unvested; Mr. Watson: 8,700 vested and 6,673 unvested; Mr. White: 14,200 vested, 0 unvested.

(2)	Mr. Boneparth was first elected to the Board of Directors in May 2008.
(3)	Mr. Ericson retired from the Board of Directors in April 2008.
(4)	Mr. Jones was first elected to the Board of Directors in May 2008.
(5)	Mr. White retired from the Board of Directors in April 2008.

Do you have a written Code of Ethics?

Yes. Our Board of Directors, through its Governance & Nominating Committee, has adopted a code of ethical standards that describes the ethical and legal responsibilities of all of our employees and, to the extent applicable, members of our Board of Directors. This code includes (but is not limited to) the requirements of the

Sarbanes-Oxley Act of 2002 pertaining to codes of ethics for chief executives and senior financial and accounting officers. We provide educational seminars with respect to the code for all of our employees, and all employees agree in writing to comply with the code at the time they are hired and periodically thereafter. Our employees are encouraged to report suspected violations of the code through various means, including through the use of an anonymous toll-free hotline. This code, known as “Kohl’s Ethical Standards and Responsibilities” can be viewed on our website by accessing www.kohls.com, then “Investor Relations,” then “Corporate Governance,” then “Code of Ethics.” We intend to satisfy our disclosure requirements under Item 10 of Form 8-K, regarding any amendments to, or waiver of, a provision of our Code of Business Conduct that applies to our principal executive officer, principal financial officer or our Directors by posting such information at this location on our website. Paper copies of the code of ethics will be provided to any shareholder upon request.

How can I obtain copies of your corporate governance documents?

You may obtain a copy of our Corporate Governance Guidelines, our Code of Ethics and the charters for each of the committees of our Board of Directors on our website at www.kohls.com, under the section entitled “Investor Relations,” or by contacting our Investor Relations staff by e-mail at investor.relations@kohls.com or by mail at N56 W17000 Ridgewood Drive, Menomonee Falls, Wisconsin 53051.

How can I communicate with members of the Board of Directors?

You may contact any member of the Board of Directors, including the Lead Director, as follows (these instructions are also available on our website):

Write to our Board of Directors or Lead Director Steven A. Burd:

Kohl’s Board of Directors

c/o Brian Miller, Senior Vice President — Corporate Governance

N56 W17000 Ridgewood Drive

Menomonee Falls, WI 53051

Or

E-mail our Board of Directors or Lead Director Steven A. Burd:

directors@kohls.com

Or

Contact Brian Miller, Senior Vice President — Corporate Governance

N56 W17000 Ridgewood Drive

Menomonee Falls, WI 53051

Phone: (262) 703-1723

Fax: (262) 703-6143

brian.f.miller@kohls.com

All questions or concerns will be received and processed by Brian F. Miller, our Senior Vice President — Corporate Governance, who reports directly to the Audit Committee. Mr. Miller will forward communications to the appropriate members of management or the Board of Directors and provide a quarterly recap of all such communications to the Audit Committee. Correspondence relating to accounting, internal controls or auditing matters is immediately brought to the attention of our internal audit department and, if appropriate, to the Audit Committee.

All such communications are treated confidentially. You can remain anonymous when communicating your concerns.

When do your fiscal years end?

References in this proxy statement to a “fiscal year” are to the calendar year in which the fiscal year begins. For example, the fiscal year ended January 31, 2009 is referred to as “fiscal 2008”.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT

The following table presents information concerning the beneficial ownership of the shares of our common stock as of January 31, 2009 (unless otherwise noted) by:

•	each of our directors and nominees;

•	each of our named executive officers;

•	all of our executive officers, directors and nominees as a group; and

•	each person who is known by us to beneficially own more than 5% of our common stock.

Unless otherwise indicated, beneficial ownership is direct and the person indicated has sole voting and investment power. The beneficial ownership includes shares owned by the individual in his or her 401(k) Plan and our Employee Stock Ownership Plan. Indicated options are all exercisable within 60 days of January 31, 2009.

Name of Beneficial Owner	Amount Beneficially Owned		Percent of Class
Peter Boneparth	2,500		*

Steven A. Burd	27,145	(1)	*

Wayne Embry	13,200	(2)	*

John F. Herma	6,866,380	(3)	2.3%

Dale E. Jones	145		*

William S. Kellogg	10,756,191	(4)	3.5%

Frank V. Sica	42,328	(5)	*

Peter M. Sommerhauser 780 N. Water Street Milwaukee, WI 53202	17,657,306	(6)	5.8%

Stephanie A. Streeter	4,700	(7)	*

Stephen E. Watson	12,700	(8)	*

Kevin Mansell	1,505,748	(9)	*

R. Lawrence Montgomery	2,366,268	(10)	*

Donald A. Brennan	265,766	(11)	*

John Worthington	107,857	(12)	*

Wesley S. McDonald	116,146	(13)	*

All directors and executive officers as a group (15 persons)	23,291,053	(14)	7.6%

T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, Maryland 21202	16,573,711	(15)	5.4%

*	Less than 1%.
(1)	Includes 12,200 shares represented by stock options.
(2)	Includes 12,700 shares represented by stock options.
(3)

Includes 6,174,340 shares held in trust for the benefit of Mr. Herma’s family but as to which Mr. Sommerhauser has sole voting and investment power, 192,948 shares held by a charitable foundation for which Mr. Herma serves as a director and president and 9,700 shares represented by stock options.

(4)

Includes 9,277,309 shares held in trust for the benefit of Mr. Kellogg’s family but as to which Mr. Sommerhauser has sole voting and investment power, 222,970 shares held by a charitable foundation for which Mr. Kellogg serves as a director and president, 708,532 shares held in trust for the benefit of a former director’s family and as to which Mr. Kellogg and Mr. Sommerhauser have shared voting and investment power, but no pecuniary interest, and 14,200 shares represented by stock options.

(5)	Includes 9,700 shares represented by stock options and 22,628 shares held by Mr. Sica’s spouse, individually and as trustee of a trust for the benefit of Mr. Sica’s children.
(6)

Includes 17,373,894 shares held in trust for the benefit of the families of current and former executive officers of Kohl’s or in charitable foundations established by executive officers of Kohl’s for which Mr. Sommerhauser has sole or shared voting and investment power but no pecuniary interest. Includes 94,697 shares held in trusts for the benefit of Mr. Sommerhauser’s family as to which Mr. Sommerhauser has no voting or investment power. Includes 9,650 shares held by a charitable foundation for which Mr. Sommerhauser acts as president and a director, 17,239 shares held in trust for the benefit of Mr. Sommerhauser’s spouse and 9,858 shares held by Mr. Sommerhauser’s spouse and 13,200 shares represented by stock options.

(7)	Includes 3,700 shares represented by stock options.
(8)	Includes 11,200 shares represented by stock options.
(9)

Includes 276,000 shares held in trust for the benefit of Mr. Mansell’s family but as to which Mr. Sommerhauser has sole voting and investment power. Also includes 75,000 shares held in trusts for the benefit of Mr. Mansell and his spouse, for which Mr. Mansell or his spouse is a co-trustee, 26,536 shares held by Mr. Mansell’s spouse and dependent children, 50,070 unvested restricted shares, and 1,020,100 shares represented by stock options.

(10)

Includes 251,896 shares held in trust for the benefit of Mr. Montgomery’s family but as to which Mr. Sommerhauser has sole voting and investment power. Also includes 15,194 shares held in trusts for the benefit of Mr. Montgomery and his spouse, for which Mr. Montgomery or his spouse is a co-trustee, 17,600 shares held by a charitable foundation for which Mr. Montgomery acts as president and a director, 58,685 shares held by Mr. Montgomery’s spouse and 1,604,750 shares represented by stock options.

(11)	Includes 8,334 unvested restricted shares and 244,700 shares represented by stock options.
(12)	Includes 3,024 unvested restricted shares and 101,047 shares represented by stock options.
(13)	Includes 8,504 unvested restricted shares and 99,202 shares represented by stock options.
(14)	Includes 3,156,399 shares represented by stock options.
(15)

According to a Schedule13G filed with the Securities and Exchange Commission on February 13, 2009 by T. Rowe Price Associates, Inc. (“Price Associates”). According to the filing, as of December 31, 2008, Price Associates was the beneficial owner of 16,573,711 shares of Kohl’s common stock, with sole voting power with respect to 5,593,738 shares and sole dispositive power with respect to 16,529,311 shares. Based upon information that was provided to us by Price Associates, these securities are owned by various individual and institutional investors for which Price Associates serves as investment advisor with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

ITEM ONE

ELECTION OF DIRECTORS

Our Articles of Incorporation provide that our Board of Directors shall consist of five to fifteen members. Our Board of Directors was expanded from ten members to twelve in May 2008 in conjunction with the Board’s election of Peter Boneparth and Dale Jones. Mr. Boneparth was initially recommended for Board of Directors membership by Messrs. Mansell and Montgomery. Mr. Jones was initially recommended for Board of Directors membership by one of our outside directors. Both Mr. Boneparth and Mr. Jones were unanimously elected by the full Board upon the recommendation of the Governance & Nominating Committee. Mr. Embry will retire as of the date of the 2009 Annual Meeting, and the Board has determined that at that time, the size of the Board of Directors will be reduced to eleven members.

Under our Articles of Incorporation, our Board of Directors is elected annually to serve until the next annual meeting of shareholders and until the directors’ successors are duly elected and shall qualify. OUR BOARD OF DIRECTORS HAS INSTITUTED A MAJORITY VOTE REQUIREMENT FOR THE ELECTION OF DIRECTORS IN UNCONTESTED ELECTIONS. THIS MEANS THAT A DIRECTOR NOMINEE WILL BE ELECTED IF THE NUMBER OF VOTES CAST “FOR” THAT NOMINEE EXCEEDS THE NUMBER OF VOTES CAST “AGAINST” THAT NOMINEE. If you abstain from voting on any of the nominees, your shares will not be voted with respect to those nominees. Your shares will be counted for purposes of determining whether there is a quorum, but will have no effect on the election of those nominees.

You may vote for all, some or none of the eleven nominees to be elected to the Board. However, you may not vote for more individuals than the number nominated. Unless you direct otherwise, your proxy will be voted for the election of the eleven nominees described below. The Board of Directors has no reason to believe that any nominee is not available or will not serve if elected. If for any reason a nominee becomes unavailable for election, the Board of Directors may reduce the size of the Board or may designate a substitute nominee, in which event the shares represented by your signed proxy will be voted for any such substitute nominee, unless you have given different instructions on the proxy.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS

VOTE FOR THE ELECTION OF THE NOMINEES TO SERVE AS DIRECTORS.

IF NO INSTRUCTIONS ARE SPECIFIED ON YOUR OTHERWISE PROPERLY COMPLETED PROXY, THAT PROXY WILL BE VOTED TO ELECT ALL OF THE NOMINEES.

Information about Director Nominees

Following is information regarding the nominees and continuing directors, as furnished by them. There are no family relationships between the nominees. Unless otherwise indicated, the nominees and directors have had the indicated principal occupation for at least the past five years.

	Age	Director Since
Peter Boneparth	49	2008

Senior Advisor, Irving Capital Partners, a private equity group, since February 2009. Former President and Chief Executive Officer of Jones Apparel Group, a designer and marketer of apparel and footwear, from March 2002 to July 2007. Mr. Boneparth is also a director of JetBlue Airways Corporation, a commercial airline.

Steven A. Burd	59	2001

Chairman, President and Chief Executive Officer of Safeway, Inc., an operator of grocery store chains. Mr. Burd has served as Safeway’s Chairman of the Board of Directors since 1998, Chief Executive Officer since 1993 and President since 1992.

	Age	Director Since
John F. Herma	61	1988

Our former Chief Operating Officer and Secretary. Mr. Herma retired from Kohl’s effective June 1999, after 21 years of service.

Dale E. Jones	49	2008

Vice Chairman and partner of the CEO and Board Practice in the Americas at Heidrick and Struggles, an executive development and search firm, since January 2009. Chief Executive Officer of PlayPumps International from September 2007 to January 2009. Held several executive leadership positions at Heidrick and Struggles from 1999 to 2007. Mr. Jones also serves on the Board of Trustees at Northwestern Mutual Life Insurance Company.

William S. Kellogg	65	1988

Our former Chairman and Chief Executive Officer. Mr. Kellogg retired from Kohl’s at the end of fiscal 2000, after 34 years of service.

Kevin Mansell	56	1999

Our President since February 1999 and our Chief Executive Officer since August 2008. Mr. Mansell served as Executive Vice President — General Merchandise Manager from 1987 to 1998. He joined us in 1982.

R. Lawrence Montgomery	60	1994

Our Chairman since February 2003. Mr. Montgomery served as our Chief Executive Officer from February 1999 to August 2008, our Vice Chairman from March 1996 to November 2000 and as Executive Vice President of Stores from February 1993 to February 1996. He joined us in 1988.

Frank V. Sica	58	1988

Managing Partner, Tailwind Capital, a private investment firm, since 2006. Senior Advisor to Soros Private Funds Management from 2003 to 2006. President of Soros Private Funds Management from 2000 to 2003. Managing Director of Soros Funds Management from 1998 to 2000. Mr. Sica is also a Director of CSG Systems International, an account management and billing software company for communication industries, JetBlue Airways Corporation, a commercial airline, and NorthStar Realty Finance Corporation, a real estate finance company.

Peter M. Sommerhauser	66	1988

Shareholder of the law firm of Godfrey & Kahn, S.C., Milwaukee, Wisconsin. Mr. Sommerhauser is also a Trustee of The Northwestern Mutual Life Insurance Company.

Stephanie A. Streeter	51	2007

Interim Chief Executive Officer, United States Olympic Committee. Former Chairman, President, and Chief Executive Officer of Banta Corporation, a global technology, printing and supply-chain management company from 2004 until 2007; served as Banta Corporation’s President and Chief Executive Officer from 2002 to 2004 and President and Chief Operating Officer from 2001 to 2002. Ms. Streeter is also a director of Goodyear Tire & Rubber Company, a manufacturer and distributor of tires and related products and services.

	Age	Director Since
Stephen E. Watson	64	2006

Former President and Chief Executive Officer of Gander Mountain, L.L.C., a private specialty retailer, from 1997 until his retirement in 2002; held various executive officer positions with Dayton-Hudson Corporation from 1972 until his retirement in 1996, including President, Chairman/Chief Executive Officer of the Department Store Division. Mr. Watson is also a director of Eddie Bauer Holdings, Inc., an apparel retailer.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee is or has been one of our officers or employees.

Independence Determinations & Related Person Transactions

Our Board of Directors has established independence guidelines that are described in our Corporate Governance Guidelines. The independence guidelines require a finding that the individual director satisfies all of the independence standards of the New York Stock Exchange, as such standards may be amended from time to time, and also that the director has no material relationships with us (either directly or as a partner, shareholder or officer of any entity) which would be inconsistent with a finding of independence. In accordance with its written charter, the Governance & Nominating Committee is charged with the ongoing review of transactions that could affect a director’s independence.

In February 2009, the Governance & Nominating Committee reviewed a summary of directors’ responses to a questionnaire asking about their relationships with us (and those of their immediate family members) and other potential conflicts of interest, as well as material provided by management related to transactions, relationships, or arrangements between us and the directors or parties related to the directors. During the course of this review, the Committee broadly considered all relevant facts and circumstances, recognizing that material relationships can include commercial, banking, consulting, legal, accounting, charitable and familial relationships, among others. Based on this review, the Committee affirmatively determined that the following continuing directors are independent: Peter Boneparth, Steven A. Burd, John F. Herma, Dale E. Jones, William S. Kellogg, Frank V. Sica, Stephanie A. Streeter and Stephen E. Watson. In addition, the Committee determined that Wayne Embry was also independent. The Committee also determined that all of the members of the Audit, Compensation, and Governance & Nominating Committees meet our independence requirements.

The Committee determined that R. Lawrence Montgomery is not considered an independent director under our guidelines because of his employment as our Chairman; likewise, Kevin Mansell is not considered an independent director because of his employment as our President and Chief Executive Officer. The Committee also determined that Mr. Sommerhauser is not an independent director because he is a shareholder with the law firm Godfrey & Kahn, S.C. which provides legal services to us.

The following transactions were reviewed and considered by the Committee, but were not deemed to affect the independence of the applicable director or directors:

•	Blackhawk Agreements.

In 2004, Kohl’s entered into an agreement with Blackhawk Marketing Services, Inc. (now known as Blackhawk Network, Inc.), pursuant to which Blackhawk distributes Kohl’s gift cards for sale in various retail outlets across the country. Blackhawk is a subsidiary of Safeway, Inc. Mr. Burd is Chairman, President and Chief Executive Officer of Safeway. He holds a small minority ownership interest in Blackhawk and serves on Blackhawk’s Board of Directors, but is not an employee or officer of that entity. The 2004 agreement provides that in return for its services, Blackhawk receives a fee that is calculated as a percentage of the gift card sales volume. The term of this agreement extends through July 2011. Blackhawk’s compensation under the 2004 Agreement during fiscal 2008 was approximately $8 million.

In 2007, Blackhawk and Kohl’s entered into a “Blackhawk Network Gift Card Alliance Partners Agreement,” pursuant to which we sell gift cards of other retailers in our stores. Blackhawk provides services to facilitate these sales, and we receive a commission for each card sold at our stores. The term of this agreement is three years. We began selling cards of other retailers pursuant to this agreement in the second quarter of fiscal 2008. The commissions we earned under this agreement for gift card sales in fiscal 2008 were approximately $1 million.

The agreements described above were entered into at arm’s length and Mr. Burd was not involved in any of the negotiations. Blackhawk is a leading provider of these services in the retail industry, and Safeway has confirmed that the terms of our agreements with Blackhawk are substantially similar to those of agreements Blackhawk has entered into with similarly situated retailers.

•

Prior to their retirement from Kohl’s, Mr. Herma and Mr. Kellogg had employment agreements that provided post-retirement health benefits for them and their spouses. Beginning in fiscal 2004, Messrs. Herma and Kellogg began reimbursing us for premiums paid for these benefits.

•

Several of our directors or their family members serve as non-employee directors of non-profit organizations that receive charitable contributions from us. All of these charitable contributions were made in the ordinary course of our charitable contributions programs.

•

Several of our directors serve on the boards of directors of companies with which we may do relatively small amounts of business from time to time. The Governance and Nominating Committee has reviewed each of these instances and has determined that in each case, the amount of business involved was immaterial to both companies, all such transactions were entered into at arms length, and that our directors were not in any way involved in the negotiations or discussions leading up to the business relationships.

The Committee recommended all of the above-described conclusions to the full Board of Directors and explained the basis for its decisions. Upon discussion and further consideration, these conclusions were adopted by the full Board.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion & Analysis included in this proxy statement. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion & Analysis be included in this proxy statement.

Compensation Committee:

Frank V. Sica, Chairman

Steven A. Burd

COMPENSATION DISCUSSION & ANALYSIS

Executive Summary

The Compensation Committee discharges the Board of Directors’ responsibilities related to the compensation of our directors and officers, ensuring our executive compensation program meets our corporate objectives. This Compensation Discussion & Analysis (“CD&A”) provides insight into the Committee’s decision-making process for determining the compensation for our named executive officers, or NEOs.1 Specifically, it discusses and analyzes the various executive compensation philosophy, objectives, policies, programs, and practices developed and used by the Committee.

The Committee has designed our executive compensation program to reflect its philosophy that executive compensation should be directly linked to corporate performance with the ultimate objective of increasing shareholder value. The Committee believes that our executive compensation program is conservative relative to market practice. In fact, each primary element of our executive compensation program is tied to company performance, including base salary increases. For our most senior executives, the program consists primarily of three elements: base salary, an opportunity for an annual cash incentive award, and an opportunity for a long-term compensation award (historically, stock options and restricted stock). Base salary increases, annual cash incentive awards, and long-term incentive awards are linked to our performance and shareholder value. The size of the base salary increases and incentive awards is determined in large part by net income and return on investment goals established by the Committee at the beginning of each year. These goals, even at the lowest level at which compensation can be awarded, are intended to be difficult to achieve relative to our prior year’s performance and relative to our competitors’ projected performance for the year. In addition, not only is the size of long-term incentive awards tied to performance, but the actual value they provide to the NEOs depends on the price of our common stock.

The Committee previously indicated that in making long-term incentive awards in fiscal 2008 it intended to take into consideration the fact that our performance in fiscal 2007 based on a number of financial measures was stronger relative to the performance of many other companies in the retail industry, reflective of strong management in a difficult environment. At that time, the Committee also indicated that it may extend this consideration to other elements of our executive compensation program in fiscal 2008 and beyond. The Committee determined to extend this consideration to the annual incentive component of our executive compensation program in fiscal 2008 by enabling participants to earn a bonus at lower net income levels provided that our performance exceeded the performance of a core group of our peer companies identified by the Committee.

Like many companies, our fiscal 2008 performance was below what was projected at the beginning of the fiscal year due to a difficult operating environment created by the rapid deterioration in the national economy. As a result, the Committee awarded no annual incentives and awarded reduced long-term incentive awards to our NEOs based on fiscal 2008 performance. This means that in three out of the last five years, our NEOs have received reduced long-term incentives and no annual incentives.

The size of option awards granted in fiscal 2009 based on fiscal 2008 performance are expected to be smaller than the grants made last year. Over the last few years, despite outperforming our peer group, our NEOs have received below-market incentive compensation due to very difficult internal performance thresholds. Additionally, several of those grants are significantly underwater, which diminishes the retention value of those

[1]

Our NEOs for fiscal 2008 were: R. Lawrence Montgomery (Chairman and former Chief Executive Officer), Kevin Mansell (Chief Executive Officer and President), Wesley S. McDonald (Chief Financial Officer), Donald A. Brennan (Senior Executive Vice President), and John M. Worthington (Senior Executive Vice President). Our top officers, who we refer to as principal officers, are Messrs. Montgomery, Mansell, Brennan, and Worthington.

awards. In light of these factors, the Committee decided to recognize the efforts of certain executive officers, including Messrs. Montgomery, Mansell, Brennan, Worthington, and McDonald, with a grant of restricted shares to be made in connection with the annual fiscal 2009 grants.

The Committee also took action in 2008 in connection with Mr. Mansell’s promotion to the position of Chief Executive Officer. As a part of his promotion, the Committee increased Mr. Mansell’s base salary and granted him two equity awards. The Committee also made a grant of at-the-money options to Mr. Montgomery to compensate him for losses he suffered in April 2004 due to an administrative error by our Human Resources staff. These actions are discussed in greater detail below.

Philosophy and Objectives

The Committee believes executive compensation should be directly linked to corporate performance with the ultimate objective of increasing shareholder value. The Committee’s objectives include:

•	Providing a competitive total compensation package that enables us to attract and retain key personnel;

•	Providing short-term compensation opportunities through our annual incentive program that are directly linked to corporate performance goals;

•	Providing long-term compensation opportunities through equity awards that align executive compensation with value received by our shareholders;

•	Ensuring compensation awarded to our executives is linked to our performance during the fiscal year; and

•	Promoting ownership of our stock by our executive officers in order to align the economic interests of our executive officers more closely with those of our shareholders.

These objectives are implemented by the Committee through our executive compensation program, which is comprised of three primary elements:

•	Base salary

•	Annual incentive compensation

•	Long-term compensation

The Committee has the flexibility to use these elements, along with certain benefits and perquisites, in proportions that will most effectively accomplish its objectives. For instance, the Committee may decide to realign the total compensation package to place greater emphasis on annual or long-term incentive compensation, depending on the focus of the business and the market cycle. Each of the elements of our executive compensation program is discussed in more detail below.

Determining Executive Compensation

Process

The Committee meets several times during the course of a fiscal year to review issues with respect to executive compensation matters. Prior to each meeting, the Chairman of the Compensation Committee prepares and/or approves the agenda. In the first quarter of each year, the Committee grants base salary increases and awards annual and long-term incentives based on the Company’s performance in the prior year. At this meeting, the Committee also establishes base salary increase opportunities and award opportunities under our annual and long-term incentive programs and the goals that must be achieved or the factors that will be considered in the current fiscal year to earn these increases and awards in the following fiscal year. The chairman of the Committee may, but is not required to, invite members of management or other members of our Board of Directors to attend portions of meetings as deemed appropriate. The Chief Executive Officer and our Executive

Vice President-Human Resources typically attend Committee meetings, but do not attend executive sessions unless invited by the Committee for a specific purpose. During 2008, the Committee held several executive sessions without management present to make compensation related decisions. In 2008, the Committee retained Watson Wyatt, an independent global management-consulting firm with expertise in executive compensation, to analyze our executive compensation arrangements compared to those of our competitors. The Committee made this determination because it believed that obtaining a new perspective on our executive compensation program would be beneficial. Watson Wyatt works at the direction of the Committee and works with management as approved by the Committee.

Our compensation programs are administered by management in accordance with the policies developed by the Committee. Information concerning the structure, roles and responsibilities of the Committee can be found in the “Questions and Answers about our Board of Directors and Corporate Governance Matters” section of this proxy statement.

Tally Sheets

The Committee annually reviews tally sheets for each of our NEOs, which present a comprehensive summary of the executive’s compensation, including the following information:

1.	The total compensation paid to each executive during the prior fiscal year, including base salary, annual cash incentives, long-term incentive awards, health and welfare benefits, and perquisites;

2.	The fair market value of stock holdings, including the value of in-the-money stock option awards; and

3.	A summary of the potential severance benefits payable to the executive upon certain employment termination events.

Tally sheets provide the Committee with an overview of our compensation programs. While not used explicitly for determining compensation levels, they are useful in several other ways. Tally sheets inform the Committee about the relationship between different components of pay. They also show the Committee the level of wealth creation available and the retention value that exists from unvested equity. Finally, tally sheets provide context for decisions about compensation arrangements and the level of benefits they provide (e.g., severance benefits).

Benchmarking Analysis

The Committee considers all aspects of compensation for the NEOs and other senior officers. The Committee reviews each component of executive compensation independently and it reviews aggregate compensation levels paid to the senior officers against that paid by retail competitors. In general, the Committee targets total direct compensation between the 50th and 75th percentiles of market data when setting pay opportunities, with individual variance for factors such as experience, expertise, and value of the position to the company.

At the beginning of fiscal 2008, the Committee conducted a review of certain market data to ensure that aggregate compensation granted and paid to the NEOs remained competitive in the industry. To complete its review, the Committee relied in part upon market data prepared by Hay Group, the Committee’s compensation consultant at that time, and our Human Resources department.

The Hay Group report provided a review of each component of the total direct compensation for each of the NEOs (including base salary, annual cash incentives based on 2006 performance, and long-term incentives as of May 1, 2007) as well as the target amounts for each of these pay elements against Hay Group’s 2007 Retail Industry Survey and information derived from a review of proxy statements of 15 large competitors in the retail industry. The competitors that were reviewed for purposes of the proxy analysis included Bed Bath & Beyond

Inc.; Best Buy Co., Inc.; Dillards, Inc.; The Gap, Inc.; Limited Brands, Inc.; Lowe’s Companies, Inc.; Macy’s, Inc.; Office Depot, Inc.; OfficeMax Incorporated; J.C. Penney Corporation, Inc.; Saks Incorporated; Sears, Roebuck & Co.; Staples, Inc.; Target Corporation; and The TJX Companies, Inc. The retail competitors were selected by Hay Group, in consultation with management, based on one or more criteria, including being a competitor for talent and customers, being a “big box” retail department store and a major seller of soft goods, as well as having revenues between 50% and two times our revenue. The report of our Human Resources department provided comparisons of the compensation of our principal officers to that of the comparable positions at the same competitors included in the Hay Group report.

This data indicated that the target total direct compensation for our principal officers were generally at or below the median of the companies surveyed. The Committee considered this information as part of its process in setting 2008 compensation opportunities for our NEOs.

It was noted that proxy and survey data generally lag current practices due to the time involved in data collection. This lag has the tendency to overstate our current compensation structure relative to actual competitor practices. It was also noted that there would be no annual cash incentive awards in fiscal 2008 based on fiscal 2007 performance, that the outlook for fiscal 2008 was soft and that stock options held by the NEOs were generally underwater and delivering limited value to participants.

Later in 2008, the Committee decided to benchmark its 2008 pay decisions against newly available data from the Hay Group’s 2008 Retail Industry Survey and new proxy data filed in the spring of 2008. As part of this process, at its November 2008 meeting, the Committee, based in part on the recommendation of Watson Wyatt, adjusted the companies included in the group of retail industry competitors against which the Committee compares the company’s executive compensation program. The group consists of:

•	Target Corporation

•	Macy’s, Inc.

•	Sears Holdings Corporation

•	J.C. Penney Company, Inc.

•	The Gap, Inc.

•	Lowe’s Companies, Inc.

•	Best Buy Co., Inc.

•	Staples, Inc.

•	The TJX Companies, Inc.

•	Nordstrom, Inc.

•	Bed, Bath & Beyond Inc.

•	Urban Outfitters, Inc.

The Committee adjusted this group to eliminate several companies included previously because either they were no longer public or their fundamental attributes were less comparable to ours. The Committee believes that the new peer group includes well-run companies with similar business concepts to ours and should provide a stable group of companies representing an appropriate range of revenue and market capitalization against which to compare our pay practices in the future.

The Committee was also provided with more detailed information on 2008 market data for both the Hay Group survey and proxy data to enable it to determine with greater precision the competitive position of our executive compensation program. This information generally confirmed the findings of the February meeting.

This information indicated that each element of our CEO’s compensation was at or below the 25th percentile of the market data. Our other NEOs’ base salaries were generally within the Committee’s target range, however both annual and long-term incentive compensation opportunities were at or below the 25th percentile of the market data.

Pay-for-Performance

The Committee believes that it is important that a significant portion of our NEOs’ compensation is tied to our future performance — both on an absolute basis and relative to other companies in the retail industry — in order to maximize shareholder value creation. Accordingly, the aggregate compensation paid to our NEOs is heavily weighted towards annual incentive and long-term compensation. The Committee sets difficult goals relative to our prior years’ performance and, beginning in fiscal 2008, relative to our core peer group’s performance that must be met in order for the NEOs to earn this compensation. For example, the Committee set company and individual performance goals and general factors in 2008 that were used to determine whether base salaries would be increased and the size of long-term incentives awarded in 2009. Similarly, the committee set goals based on the company’s performance and the company’s performance relative to the core peer group in 2008 that were used to determine whether an annual cash incentive would be awarded in 2009. The Committee also tied the vesting of a portion of the restricted stock granted to Mr. Mansell upon his promotion to the company’s performance relative to the performance of the core peer group. Furthermore, the value of any long-term incentives awarded is dependent upon the future performance of our stock price.

The difficulty of attaining the performance goals set by the Committee is demonstrated by the fact that the threshold goals were not achieved in fiscal 2007 and 2008, notwithstanding the fact that we maintained an operating margin that is one of the highest in the industry, opened 187 new stores, and made significant progress on each of our four strategic initiatives: merchandise content, marketing, inventory management, and the in-store shopping experience. Our performance for both fiscal 2007 and 2008, as measured by the average growth in total sales, comparable store sales growth and operating margin, exceeded the blended performance of our core peer group based on the same factors. The core peer group for this purpose consisted of J.C. Penney Company Inc., Macy’s, Inc., The Gap, Inc., Target Corporation and Sears Holdings Corporation. Despite our performance relative to our peers in fiscal 2007 and 2008, no annual incentive awards were paid for either year because the threshold performance goals had not been achieved. Furthermore, the unexercised annual option grants made since 2000 are underwater and have provided no value to the recipients as of February 28, 2009. The Committee intends to take these factors into account in establishing the elements of our executive compensation program in 2009.

Performance Evaluation Process

The Committee’s primary consideration when setting compensation is the performance of our NEOs against pre-established performance objectives, which the Committee feels will increase long-term shareholder value. The Committee uses a disciplined process to assess performance. This detailed process attempts to ensure that we reward and retain top talent while aligning those executives’ interests with those of our shareholders.

Chairman and CEO

The factors considered by the Committee to evaluate the performance of Mr. Montgomery and Mr. Mansell in both fiscal 2008 and fiscal 2009 included: (i) corporate net income for the prior fiscal year (adjusted for any extraordinary items), weighted 50%; (ii) corporate return on investment for the prior fiscal year (calculated by dividing our reported EBITDAR by our average quarterly investment for the fiscal year), weighted 30%; and (iii) other qualitative criteria, including leadership and vision, long-term strategic planning, succession planning, keeping our Board of Directors informed, enhancing our diversity, and social responsibility, collectively weighted 20%. As such, 80% of Mr. Montgomery’s and Mr. Mansell’s evaluation is tied directly to our corporate performance, subject to adjustment where the Committee deems appropriate.

The Committee awards Mr. Montgomery and Mr. Mansell points in the three categories described above based upon corporate performance and their respective individual performance with respect to the qualitative criteria. Depending on the total points awarded, they receive one of the following ratings: (1) does not meet expectations, (2) meets expectations, (3) exceeds expectations, and (4) consistently exceeds expectations. In order to receive the minimum base salary increase or minimum stock option award indicated by the guidelines described below, they must achieve the threshold evaluation score in the “meets expectations” range. In order to receive the maximum base salary increase or maximum stock option award indicated by the guidelines described below, they must achieve the maximum evaluation score in the “consistently exceeds expectations” range. In February 2007, the Committee established the corporate performance objectives in the following ranges for fiscal 2007 that were used in February 2008 to evaluate Mr. Montgomery and Mr. Mansell:

Performance Objective	Meets Expectations – Threshold	Consistently Exceeds Expectations – Maximum
Net Income (in millions)	$1,190.0	> $1,290
Return on Investment	21.4%	> 22.7%

In February 2008, the Committee established the corporate performance objectives in the following ranges for fiscal 2008 that were used in February 2009 to evaluate Mr. Montgomery and Mr. Mansell:

Performance Objective	Meets Expectations – Threshold	Consistently Exceeds Expectations – Maximum
Net Income (in millions)	$1,160.0	> $1,255
Return on Investment	19.7%	> 20.8%

There were no numerical targets established in fiscal 2007 or fiscal 2008 for the qualitative criteria. The level of performance with respect to these criteria was based on Mr. Montgomery’s subjective assessment of Mr. Mansell’s and his own performance during those periods, which was reviewed by the Committee.

Other NEOs

The Committee approves the general factors considered in evaluating the performance of Messrs. Brennan, Worthington and McDonald and the weighting of those factors. In both fiscal 2008 and fiscal 2009, the factors considered for Messrs. Brennan and Worthington and their respective weightings included: (i) sales variance to plan for the prior fiscal year, weighted 30%, (ii) financial management, weighted 25%, (iii) other qualitative criteria, consisting of leadership and effectiveness, weighted 25%, and long-term strategic planning, weighted 20%. In fiscal 2008 and fiscal 2009, the factors considered for Mr. McDonald and their respective weightings included: (i) financial management, weighted 85%; and (ii) other qualitative criteria, consisting of managerial effectiveness, weighted 15%. The Committee delegates to Mr. Montgomery and Mr. Mansell the authority to establish the performance criteria underlying each of the factors, which are generally expected to align with the company’s financial plan for that year. The Committee also delegates to Mr. Montgomery and Mr. Mansell the authority to assess the performance of Messrs. Brennan, Worthington and McDonald at the end of the fiscal year in accordance with the methodology approved by the Committee. While the Committee does not review the performance of each executive with respect to the performance criteria underlying each factor, the performance ratings assigned to these individuals based on this assessment are reviewed by the Committee and taken into consideration in making decisions regarding annual base salary increases and equity grants.

Elements of Executive Compensation

As described earlier, the aggregate compensation paid to our senior officers is comprised of three primary components each of which is directly linked to company performance: base salary, annual incentive compensation, and long-term compensation. The amount of each of these compensation components is determined based largely upon corporate performance against pre-established performance goals. Additionally, individual performance factors are included in the analysis to ensure we attract and retain our executive officers as well as align their interests with the interests of our shareholders.

The Committee believes it is important that a significant portion of our NEOs’ compensation be tied to our future performance in order to maximize shareholder value creation. Accordingly, aggregate compensation paid to our NEOs is heavily weighted towards annual incentive and long-term compensation, both of which are “at risk” if we do not achieve our financial and strategic objectives. Additionally, our NEOs’ base salary increases are determined based in large part on company performance. This strategy reflects the Committee’s pay-for-performance philosophy.

Base Salary

Base salaries provide our NEOs with a regular source of income to compensate them for their day-to-day efforts in managing our company. Bases salaries vary depending on the executive’s experience, responsibilities, the importance of the position to the Company, and/or changes in the competitive marketplace. The Committee reviews and adjusts base salaries annually at the beginning of the fiscal year. Any increases in base salary for our NEOs are based heavily on corporate performance, although individual performance is also taken into account. The Committee has the right, however, to deviate from those guidelines in order to address other factors, including the officer’s responsibilities and experience, competitive market data for that officer’s position and retention concerns. In making adjustments, the Committee reviews the NEOs’ performance rating, and then, taking these ratings into consideration, makes a determination regarding the NEOs’ base salary increases. At the same meeting, the Committee sets guidelines for base salary increases to take effect in the following fiscal year based on corporate and individual performance in the current fiscal year.

Committee Decisions and Analysis

Fiscal 2008 Actions

In February 2007, the Committee established the following range of base salary increases as a guideline for increases that could be awarded in fiscal 2008 based on corporate and individual performance in fiscal 2007:

	Meets Expectations – Threshold	Consistently Exceeds Expectations – Maximum
Base Salary Increase	2.5%	9.0%

Based on the performance evaluations conducted in February 2008, the Committee determined not to award base salary increases to Mr. Montgomery or Mr. Mansell and to award 2.5% base salary increases to the other NEOs. In addition, the Committee awarded an additional 2.5% base salary increase to Mr. Worthington to take into account the expanded responsibilities assumed by him following his promotion. In February 2008, the Committee also established the following range of base salary increases as a guideline for increases that could be awarded to Messrs. Montgomery, Mansell, Brennan and Worthington in fiscal 2009 based on corporate and individual performance in fiscal 2008:

	Meets Expectations – Threshold	Consistently Exceeds Expectations – Maximum
Base Salary Increase	2.5%	9.0%

Executive vice presidents, including Mr. McDonald, were eligible for a lump sum payment calculated as a percentage of their base salary in lieu of merit-based salary adjustments. These lump sum payments were chosen as an alternative to typical merit-based salary adjustments to protect the company’s favorable financial position by avoiding the long-term implications of permanent salary increases. Mr. McDonald was eligible for a lump sum payment of 0.5% to 3.0% of his current base salary, with the exact amount to be determined based upon the results of his fiscal 2008 individual performance review.

In August 2008, Mr. Mansell was promoted to the position of President and Chief Executive Officer. In connection with his promotion, the Committee increased Mr. Mansell’s base salary to $1,150,000. The Committee felt this increase was justified given the increased responsibilities of his new position.

Fiscal 2009 Actions

Notwithstanding the fact that Messrs. Montgomery, Mansell, Brennan and Worthington achieved a “meets expectations” performance rating in February 2009 which implied a guideline base salary increase of 2.5%, the Committee determined not to award base salary increases to these executives. However, in recognition of the recent expansion of their responsibilities, in keeping with the company’s internal pay equity structure and in order to make their base salaries more market competitive, the Committee approved an increase in Mr. Brennan’s and Mr. Worthington’s base salary to $850,000. After taking into consideration Mr. McDonald’s performance rating, he was awarded a lump sum payment of 1.5% of his base salary.

Annual Incentive Compensation

Annual incentive compensation is a key component of the Committee’s pay-for-performance strategy. The Committee directly ties such awards to performance tiers based on our net income, providing incentives to our NEOs to maximize shareholder value. These bonus tiers reflected our financial goals and strategic plan for the fiscal year. Target performance levels are intended to be reasonably attainable, taking into account market conditions and industry trends. The Committee considers the top tier a significant, meaningful, and realistic challenge to the management team to increase our earnings. The threshold tier requires we achieve a level of earnings growth that is minimally acceptable, but more likely to be attained based on our business plans.

Committee Decisions and Analysis

Fiscal 2008 Actions

Based on fiscal 2007 performance, no annual incentives were paid to our NEOs in fiscal 2008. At the beginning of fiscal 2008, the Committee established bonus tiers for fiscal 2008, each of which was tied to specific increases in our net income for the fiscal year. As noted above, the Committee previously indicated that in making long-term incentive awards in fiscal 2008 it intended to take into consideration the fact that our performance in fiscal 2007 based on a number of financial measures was stronger relative to the performance of many other companies in the retail industry, reflective of strong management in a difficult environment. At that time, the Committee also indicated that it may extend this consideration to other elements of our executive compensation program in fiscal 2008 and beyond.

The Committee determined to extend this consideration to the annual incentive component of our executive compensation program in fiscal 2008. Specifically, the Committee determined that the NEOs would be eligible to receive a bonus for achievement of net income goals implied by comparable store sales growth between (3)% and 0% if our performance for fiscal 2008, as measured by the blended growth in total sales, comparable store sales growth and operating margin, exceeded the blended performance of a peer group in fiscal 2008 based on the same factors. The peer group for this purpose consisted of J.C. Penney Company Inc., Macy’s, Inc., The Gap, Inc., Target Corporation and Sears Holdings Corporation. We refer to the measurement of the performance of this peer group as the peer performance index.

The net income objectives and corresponding annual incentive opportunities for fiscal 2008 were as follows:

	Threshold Peer Performance Index Tier	Target Peer Performance Index Tier	Top Peer Performance Index Tier	Threshold Tier	Target	Top Tier
Net Income Goal (in millions)	$955	$980	$1,000	$1,160	$1,215	1,255
Award Opportunity (as a percent of base salary):
Principals	0%	25%	37.5%	37.5%	60%	175%
Mr. McDonald	12.5%	25%	37.5%	37.5%	50%	100%

The Committee’s assessment of the relative difficulty of achieving the performance at each tier was based on market conditions that existed at the beginning of fiscal 2008. Due to the unexpectedly rapid deterioration in the retail industry in fiscal 2008, the Committee’s assessment of the attainability of these goals over the course of fiscal 2008 changed significantly.

Fiscal 2009 Actions

Our net income in fiscal 2008 was $885 million. As previously noted, our performance in fiscal 2008 exceeded the average performance of our core peer group. Although our performance exceeded the peer performance index for fiscal 2008, the net income goal for the threshold peer performance index tier for fiscal 2008 was not achieved. Accordingly, we did not pay a bonus to any of the NEOs for fiscal 2008.

Long-Term Compensation

The Committee grants long-term compensation awards to our NEOs under our 2003 Long-Term Compensation Plan to reward past performance, create an incentive for future performance, and create a retention incentive. Under this plan, the Committee has the flexibility to choose between a number of forms of long-term compensation, including stock options, stock appreciation rights, stock awards, performance units, performance shares, or other incentive awards. Historically, the Committee has primarily used stock options because this form of compensation was believed to best align the interests of management and shareholders. Beginning in 2007, our non-principal senior officers, including Mr. McDonald, may elect to have up to fifty percent of their annual long-term compensation awards granted in the form of restricted stock. Restricted stock is another way to align the interests of management and our shareholders, and giving flexibility to the executives to elect to receive a mix of the two forms of awards better accommodates the differing needs of the executives with respect to this form of compensation. The Committee reviews each quarter our share overhang (the stock options outstanding, plus remaining stock options that may be granted, as a percentage of out total outstanding shares) and our run rate (the number of stock options granted each year as a percentage of our total outstanding shares) to monitor how our share pool is being utilized.

The Committee determines the amount of stock option grants to be awarded to our principal officers using the same methodology that it used for awarding base salary increases. The points received by the principal officer in each category were totaled and used to determine the size of the stock option grant indicated by the guidelines. The Committee retains the right, however, to deviate from those guidelines where appropriate.

Mr. McDonald was eligible for option awards in fiscal 2008 comprised of a combination of both an individual component, which was based on the individual performance assessment described above and adjusted based upon our achievement of certain return on investment targets, as well as a company component, which was based on the net income goals used to award annual incentive compensation. The individual component is intended to reflect the Committee’s objective of rewarding the officers’ personal performance and the company component is intended to reflect the Committee’s objective of rewarding the officers’ contribution toward our overall company performance.

Committee Decision and Analysis

Fiscal 2008 Actions

In February 2007, the Committee established the following range of stock option grants as a guideline for grants that could be awarded to the principals in fiscal 2008 based on corporate and individual performance in fiscal 2007:

	Meets Expectations	Consistently Exceeds Expectations
Chief Executive Officer	14,300	143,000
President	10,700	107,200
Other Principals	8,000	80,400

In February 2008, based on their performance review scores for fiscal 2007, Messrs. Brennan and Worthington each received grants of 48,500 options. In light of the company’s performance relative to its competitors and the competition in the retail industry for experienced individuals, the Committee determined to exercise its discretion to deviate from the guidelines and award Messrs. Montgomery and Mansell each grants of 50,000 options.

In February 2007, the Committee established a range of stock option grants between 3,000 option shares (for meeting expectations) and 25,500 option shares (for consistently exceeding expectations) as a guideline for grants that could be awarded to Mr. McDonald in fiscal 2008 based on corporate and individual performance in fiscal 2007, subject to the following adjustments:

	Return on Investment
	< 21.4%	21.4% - 22.2%	> 22.2%

Adjustment to Individual Component	-10%	No Adjustment	+10%

The company component grant range is determined by the bonus tier for which Mr. McDonald qualified during the fiscal year. The range established by the Committee for fiscal 2008 grants was as follows:

	Fiscal 2007 Net Income
	(in millions)
	$1,190	$1,255	$1,300

Company Component (as percentage of Individual Component)	20%	60%	100%

In February 2008, based on his performance review score for fiscal 2007 and after taking into account the adjustments noted above, Mr. McDonald received a grant of 8,025 options and 2,675 shares of restricted stock. He received both options and restricted stock because he made an election to receive half of his long-term incentive in the form of restricted stock.

In February 2008, the Committee established the following range of stock option grants as a guideline for grants that could be awarded to the principals in fiscal 2009 based on corporate and individual performance in fiscal 2008:

	Meets Expectations	Consistently Exceeds Expectations
Chief Executive Officer	14,300	143,000
President	10,700	107,200
Other Principals	8,000	80,400

The Committee established a range of stock option grants between 2,000 option shares and 25,500 option shares as a guideline for grants that could be awarded to Mr. McDonald in fiscal 2009 based on individual performance in fiscal 2008, subject to the following adjustments:

	Return on Investment
	< 19.7%	19.7% -20.8%	> 20.8%

Adjustment to Individual Component	-10%	No Adjustment	+10%

The company component grant range is determined by the bonus tier for which Mr. McDonald qualified for during the fiscal year. The range established by the Committee for fiscal 2008 grants was as following:

	Fiscal 2008 Net Income
	(in millions)
	$1,160	$1,215	$1,255

Company Component (as percentage of Individual Component)	20%	60%	100%

In connection with his promotion to the position of Chief Executive Officer, Mr. Mansell received a promotional grant on September 15, 2008 consisting of 250,000 options, 50,070 restricted shares, and 49,930 performance shares. The options vest in five equal installments on each of the first five anniversaries of the date of grant. The restricted shares cliff vest on the fourth anniversary of the date of grant. The performance shares vest in four equal installments following the end of each of the performance periods described below if the Committee certifies that the our performance exceeded the performance index for each performance period. The performance periods are:

Performance Period #1:	Third and Fourth Quarters of Fiscal Year 2008
Performance Period #2:	Fiscal Year 2009
Performance Period #3:	Fiscal Year 2010
Performance Period #4:	Fiscal Year 2011

The performance index is comprised of the following companies: (i) J.C. Penney Company, Inc.; Macy’s, Inc.; The Gap, Inc.; Target Corporation; and Sears Holding Corporation. Company performance is computed for each index company. Company performance is defined as the average of (A) the growth in total sales for the company for that performance period and (B) the growth in comparable store sales for the company for that performance period. If our Company’s performance is higher than the weighted index for the performance period, the performance shares for that performance period vest.

In November 2008, the Committee awarded Mr. Montgomery 250,000 at-the-money options to compensate him for losses he suffered in April 2004 due to a corporate administrative error. As a result of this error, 120,000 of Mr. Montgomery’s vested, in-the-money options expired without his knowledge. The expired options had an in-the-money value of approximately $5 million on the date they expired. The corrective options vest in five equal annual installments on the first through fifth anniversaries of the grant date provided that, upon a termination of Mr. Montgomery’s employment, the remaining unvested portion of the corrective options shall vest in equal installments on an annual basis over the period of time Mr. Montgomery is then contractually prohibited from engaging in activities which are competitive with those of the Company. Provided Mr. Montgomery does not violate his non-competition restriction, each installment of the remaining unvested portion of the corrective options shall vest on the anniversary of the date of termination of his employment until the end of the then-applicable non-competition period, provided that such period shall not extend beyond the fifth anniversary of the grant date.

Fiscal 2009 Actions

After considering the competitiveness of our compensation programs relative to market and the Company’s performance, the Committee decided to award certain executives, including Messrs. Montgomery, Mansell,

Brennan, Worthington, and McDonald a recognition grant of restricted shares. The awards value is equal to one times the executive’s salary. The number of shares awarded was determined by taking that value and dividing it by the closing stock price on the day of grant. The awards vest in five equal annual installments on the first through fifth anniversaries of the grant date. The Committee intends to make these grants at the end of March 2009 in connection with its determinations regarding annual grants of long-term incentive awards.

Perquisites

We provide our NEOs with certain perquisites in order to provide a competitive total rewards package that supports retention of key talent. These include automobile expense reimbursement, which for Mr. McDonald is limited to $1,500 per month (with no fixed limit for principal officers); personal financial advisory services for the principal officers having a value of up to $3,500 and tax-related advisory services having a value of up to $1,000 for Mr. McDonald (with no fixed limit for the principal officers); a supplemental health care plan, covering up to $50,000 for the principal officers and $25,000 for Mr. McDonald, for medical expenses not covered by insurance; and supplemental company-paid life and disability insurance coverage. Mr. Montgomery and Mr. Mansell are permitted to use the company’s aircraft for personal flights as well as business flights. This benefit increases the efficiency of travel for these executives. We believe these perquisites are reasonable based upon the relatively small expense in relation to both executive pay and our total benefit expenditures. Details regarding these benefits are disclosed in the Summary Compensation Table and the accompanying schedule elsewhere in this proxy statement.

Deferred Compensation

We maintain non-qualified deferred compensation plans for approximately 300 of our executives, including our NEOs. Details regarding the contributions and benefits of these non-qualified plans are disclosed in the Non-Qualified Deferred Compensation table and the accompanying narrative contained elsewhere in this proxy statement.

Policies Relating to Incentive Plans

Stock Ownership and Stock Sale Guidelines

The Committee believes that executive stock ownership is important to align the interests of our executives with those of our shareholders. Principal Officers are required to achieve Kohl’s stock ownership that is equal to three times their base salary within five years of January 1, 2007. Executive Vice Presidents are required to achieve stock ownership that is equal to their base salary within five years of November 8, 2006.

The Committee has established stock sale guidelines that restrict the percentage of a principal officer’s vested stock options or shares of Kohl’s common stock that may be sold by such officer in any fiscal year. From time to time, our principal officers will engage in sales of Kohl’s common stock in accordance with these guidelines. These sales may be accomplished pursuant to SEC Rule 144 during our scheduled insider trading window periods or pursuant to pre-arranged trading plans adopted in accordance with Rule 10b5-1 of the Exchange Act. Compliance with our executive stock sale guidelines is monitored by the Committee and exceptions are granted by the Committee only in extraordinary circumstances.

The guidelines adopted by the Committee restrict our principal officers from selling more than 20% of their vested stock options or shares of Kohl’s common stock owned outright in any one year.

Other Material Tax and Accounting Implications of the Program

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation over $1,000,000 for any fiscal year paid to a company’s Chief Executive Officer and four most highly compensated executive officers in service as of the end of any fiscal year. However, Section 162(m) also provides that qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. The Committee does not have a policy requiring aggregate compensation to meet the requirements for deductibility under Section 162(m). Where compensation is awarded in excess of the limits established by Section 162(m), the Committee encourages, but does not require, deferral of such excess amounts by the officer.

Employment Agreements

We have entered into employment agreements with each of our NEOs. The agreements with Messrs. Montgomery and Mansell were entered into effective January 31, 1998, reflecting the terms negotiated with those officers at that time. The agreements we negotiated with Messrs. Brennan and Worthington, effective September 10, 2007 contain terms that reflect current trends in the marketplace and are substantially the same contract. Our agreement with Mr. McDonald is comparable to the agreement that we have entered into with each of our Executive Vice Presidents, focusing primarily on severance/post-employment provisions.

The Committee believes that employment agreements are important to both our executives and to us in that the executive benefits from clarity of the terms of his or her employment, as well as protection from wrongful termination, while we benefit from nondisclosure and non-competition protection, enhancing our ability to retain the services of our executives. The Committee periodically reviews the terms of the employment agreements and amends them as necessary to remain competitive and to carry out its objectives. Details of the terms of the specific employment agreements are discussed below.

SUMMARY COMPENSATION TABLE

The table below summarizes information concerning compensation for fiscal 2008 of those persons who were at January 31, 2009: (i) our Chief Executive Officer, (ii) our Chief Financial Officer and (iii) our three other most highly compensated executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Non-qualified Deferred Compen- sation Earnings ($)(3)	All Other Compen- sation ($)(4)	Total ($)
R. Lawrence Montgomery	2008	$1,150,000	—	—	$1,891,926	—	—	$205,851	$3,247,777
Chairman	2007	1,141,667	—	—	1,495,283	—	—	143,395	2,780,345
	2006	1,087,067	—	—	1,125,306	$1,925,000	—	80,780	4,218,153

Kevin Mansell	2008	$1,067,500	—	$472,940	$1,801,302	—	—	$146,979	$3,488,721
President,	2007	992,833	—	—	1,177,837	—	—	93,739	2,264,409
Chief Executive Officer	2006	946,283	—	—	821,481	$1,674,750	—	84,937	3,527,451

Donald A. Brennan	2008	$765,667	—	$277,228	$1,018,634	—	—	$86,097	$2,147,626
Sr. Executive Vice President	2007	683,333	—	412,652	982,227	—	—	82,565	2,160,777

John Worthington	2008	$714,583	—	$82,515	$1,093,577	—	—	$95,821	$1,986,496
Sr. Executive Vice President

Wesley McDonald	2008	$737,000	—	$171,115	$539,638	—	—	$57,920	$1,505,673
Executive Vice President,	2007	$711,667	—	290,755	581,700	—	—	58,287	1,642,409
Chief Financial Officer	2006	615,833	—	184,131	567,724	$675,000	—	52,965	2,095,653

(1)

The amounts shown represent the compensation expense we recognized in fiscal 2008 related to stock and option awards in accordance with Financial Accounting Standards No. 123(R), and therefore include amounts from awards granted in and prior to fiscal 2008. For a discussion of the valuation assumptions used, see Note 7 to our fiscal 2008 audited financial statements included in our Annual Report on Form 10-K.

(2)	No bonuses have been or will be paid under our Executive Bonus Plan based on our performance during fiscal 2008.
(3)	We have no defined benefit or actuarial pension plans. All earnings in our nonqualified deferred compensation plan are at market values and are therefore omitted from the table.
(4)	A detailed breakdown of “All Other Compensation” is provided in the table below.

Details of amounts included in “All Other Compensation” column of Summary Compensation Table

The table below provides the details of amounts included in the “All Other Compensation” table for each named executive officer.

Name	Our Contributions to Executive Officer’s Defined Contribution Plan Accounts	Payments made by us for Term Life, Long-Term Disability and Accidental Death and Dismemberment Insurance	Our Reimbursement of Financial Planning and Tax Advice Expenses	Automobile Expense Allowance	Supplemental Health Care Coverage(1)	Utilization of Company- Owned Aircraft(2)	Total
R. Lawrence Montgomery	$12,016	$3,368	$7,673	$28,009	$50,000	$104,785	$205,851
Kevin Mansell	$12,367	$3,368	$8,020	$27,521	$50,000	$45,703	$146,979
Donald A. Brennan	$11,766	$2,693	$825	$20,813	$50,000	—	$86,097
John Worthington	$11,902	$2,546	$185	$31,188	$50,000	—	$95,821
Wesley McDonald	$11,871	$2,610	$439	$18,000	$25,000	—	$57,920

(1)

Amounts shown are coverage limits. Our actual expense for providing this benefit may have been substantially less than the amounts shown. Coverage limits are presented for purposes of protecting the confidentiality of our executives’ actual medical expenses.

(2)

Amounts shown are the incremental costs of personal use of Company-owned aircraft, and are based on the direct cost of use per hour, which includes fuel, maintenance, engine restoration cost reserves, crew travel expenses, landing and parking fees and supplies.

GRANTS OF PLAN-BASED AWARDS IN 2008

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Under- lying Options (#)(2)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Equity Awards ($)(3)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
R. Lawrence Montgomery		$287,500	$690,000	$2,012,500	—	—	—	—	—	—	—
	03/31/2008	—	—	—	—	—	—	—	50,000	$42.89	$788,020
	11/17/2008	—	—	—	—	—	—	—	250,000	$27.45	$2,504,675

Kevin Mansell		$287,500	$690,000	$2,012,500	—	—	—	—	—	—	—
	03/31/2008	—	—	—	—	—	—	—	50,000	$42.89	$788,020
	09/15/2008	—	—	—	—	—	—	—	250,000	$50.07	$4,628,550
	09/15/2008	—	—	—	—	—	—	49,930	—	—	$2,499,995
	09/15/2008	—	—	—	—	—	—	50,070	—	—	$2,507,005

Donald A. Brennan		$192,200	$461,280	$1,345,400	—	—	—	—	—	—	—
	03/31/2008	—	—	—	—	—	—	—	48,500	$42.89	$764,379

John Worthington		$183,750	$441,000	$1,286,250
	03/31/2008	—	—	—	—	—	—	—	48,500	$42.89	$764,379

Wesley McDonald		$92,575	$370,300	$740,600	—	—	—	—	—	—	—
	03/31/2008	—	—	—	—	—	—	—	8,025	$42.89	$126,477
	03/31/2008	—	—	—	—	—	—	2,675	—	—	$114,731

(1)

Shown are the Threshold, Target and Maximum payouts for which each executive was eligible under our Executive Bonus Plan with respect to fiscal 2008 performance. No payouts will be made to any executive under our Executive Bonus Plan based on fiscal 2008 performance. Amounts actually earned with respect to these awards would be included in the Summary Compensation Table as Non-Equity Incentive Plan compensation. Further detail regarding potential 2008 awards can be found in the “Compensation Discussion & Analysis” beginning on page 17.

(2)	Awarded under our 2003 Long-Term Compensation Plan.
(3)

Amounts shown represent the full grant value of the awards computed in accordance with Financial Accounting Standards No. 123(R). For a discussion of the valuation assumptions used, see Note 7 to our fiscal 2008 audited financial statements included in our Annual Report on Form 10-K.

Equity incentives granted to our executives have historically been limited to stock options and restricted stock grants. Our executives do not participate in any other long- or short-term incentive plans.

We are currently authorized to issue equity awards under our 2003 Long-Term Compensation Plan. Awards under our 2003 Plan may be in the form of stock options, stock appreciation rights, common stock including restricted stock, common stock units, performance units and performance shares.

Each of the individuals named in the Summary Compensation Table became eligible for one annual equity award in fiscal 2008. Pursuant to the Compensation Committee’s policy, the awards for Messrs. Montgomery, Mansell, Brennan and Worthington were made in the form of stock options. Mr. McDonald was given the opportunity to designate an allocation of his annual award between restricted stock and stock options. Additionally, the Compensation Committee approved an award of stock options, restricted stock and performance shares to Mr. Mansell upon his promotion to Chief Executive Officer. The Compensation Committee also granted Mr. Montgomery a corrective stock option grant to compensate him for certain losses he suffered due to an administrative error. These awards are described below.

On March 31, 2008, the Board of Directors’ Compensation Committee approved annual equity compensation awards to over 1,900 of our management associates. Among the recipients were Messrs. Montgomery, Mansell, Brennan, Worthington and McDonald, who received options to purchase 50,000, 50,000, 48,500, 48,500 and 8,025 shares of our stock, respectively. All of those options were evidenced by written agreements that allow the recipient to purchase the vested portion of the option shares for a price of $42.89 per share, which was the closing price of a share of our stock on the date of the grant. These agreements include the following terms and conditions:

•	vesting of the options occurs in four equal installments on the first through fourth anniversaries of the date of the grant;

•	the term of the option is seven years from the date of grant;

•

if the recipient’s employment with us ends for a reason other than death, disability, retirement or any specifically approved reason, all unvested options will be canceled and forfeited and the recipient will have 90 days to exercise any vested and non-expired options;

•

if the recipient’s employment with us ends due to the recipient’s disability or retirement, all unvested options will be canceled and forfeited and the recipient will have one year to exercise any vested and non-expired options;

•	if the recipient dies while an active employee of ours all of the unvested options will immediately become vested, and the recipient’s estate will have one year to exercise all non-expired options;

•

if the recipient, at any time during the period of his or her employment and for one year following the end of employment, (a) engages directly or indirectly in any business or activity competitive with the business conducted by us or (b) engages in any activity which in the opinion of the Compensation Committee is adverse to our best interests, as described in the agreement, the option shall immediately lapse, and the recipient could be required to return fifty percent of the profit the recipient had gained from the exercise of any portion of the option over the previous twelve months;

•	payment of the option exercise price may be made in cash, or in shares of our stock, or a combination of cash and shares of our stock;

•	the option is personal to the recipient and generally may not be assigned, transferred or pledged in any manner.

In fiscal 2006, upon the advice of its compensation consultant, the Compensation Committee adopted a change to our equity compensation awards program, allowing senior executives other than principal officers to designate an allocation of long-term compensation awarded to them between stock options and restricted stock. Mr. McDonald elected to allocate 50% of his equity award to restricted stock in 2008, and accordingly he was granted 2,675 shares of restricted stock. These restricted shares were evidenced by a written agreement that provides:

•	the restrictions lapse in four equal installments on the first through fourth anniversaries of the date of the grant;

•

if Mr. McDonald’s employment is terminated by us for “cause” (as defined in his compensation agreement) or ends as a result of his disability or if he voluntarily resigns, the vesting of the restricted shares shall immediately cease and any unvested restricted shares shall revert to us;

•	if Mr. McDonald’s employment is terminated due to his death, the restrictions on all of the restricted shares shall immediately lapse and the shares shall be fully vested;

•

if Mr. McDonald’s employment is terminated by us without “cause,” or by Mr. McDonald for “good reason” (both as defined in his compensation agreement), any restricted shares that are scheduled to vest in the two-year period following the date of his termination of employment shall immediately vest;

•	the restrictions on all unvested shares shall lapse and all shares shall automatically become fully vested upon a “change of control” of Kohl’s, as defined in our 2003 Long Term Compensation Plan;

•	restricted shares may not be assigned, transferred or pledged in any manner; and

•

prior to the vesting of the restricted shares, Mr. McDonald has the right to vote his shares, to receive and retain all regular cash dividends paid or distributed in respect of the shares, and has all other rights as a holder of outstanding shares of our stock.

In connection with his promotion to the position of Chief Executive Officer, Mr. Mansell received the following equity awards on September 15, 2008: 250,000 stock options; 50,070 restricted shares; and 49,930 performance shares. All of these awards were evidenced by written agreements. The terms of Mr. Mansell’s stock option award agreement and restricted stock award agreement are substantially the same as those agreements described above, except that Mr. Mansell’s promotional options vest in five equal installments on each of the first five anniversaries of the date of grant and become fully vested upon a “change of control” as defined in our 2003 Long Term Compensation Plan, and his promotional restricted shares cliff vest on the fourth anniversary of the date of grant, but do not vest upon a termination of his employment for any reason.

Mr. Mansell’s performance shares vest in four equal installments following the end of each of the performance periods described below if the Compensation Committee certifies that our performance exceeded the performance index, as described below, for each performance period. The performance periods are:

Performance Period #1:	Third and Fourth Quarters of Fiscal Year 2008
Performance Period #2:	Fiscal Year 2009
Performance Period #3:	Fiscal Year 2010
Performance Period #4:	Fiscal Year 2011

The performance index is a measurement of a blended group of peer companies’ sales growth over a period of time. The peer group is comprised of: (i) J.C. Penney Company, Inc.; Macy’s, Inc.; The Gap, Inc.; Target Corporation; and Sears Holdings Corporation. Sales growth is defined as the average growth of (A) total sales and (B) comparable store sales for each company for that performance period. If our performance is higher than the blended performance index for the performance period, the performance shares for that performance period vest. The terms of these performance shares also provide that:

•	all performance shares shall automatically become fully vested upon a “change of control” of Kohl’s, as defined in our 2003 Long Term Compensation Plan; and

•	performance shares may not be assigned, transferred or pledged in any manner.

In November 2008, the Compensation Committee awarded Mr. Montgomery 250,000 at-the-money options to compensate him for losses he suffered in April 2004 due to a corporate administrative error. As a result of this error, 120,000 of Mr. Montgomery’s vested, in-the-money options expired without his knowledge. The expired options had an in-the-money value of approximately $5 million on the date they expired. The corrective options are subject to a written agreement with terms that are substantially similar to the option agreements described above, except the corrective options vest in five equal annual installments on the first through fifth anniversaries of the grant date provided that, upon a termination of Mr. Montgomery’s employment, the remaining unvested portion of the corrective options shall vest in equal installments on an annual basis over the period of time Mr. Montgomery is then contractually prohibited from engaging in activities which are competitive with our operations. Provided Mr. Montgomery does not violate his non-competition restriction, each installment of the remaining unvested portion of the corrective options shall vest on the anniversary of the date of termination of his employment until the end of the then-applicable non-competition period, provided that such period shall not extend beyond the fifth anniversary of the grant date. In addition, the corrective options become fully vested upon a “change of control” as defined in our 2003 Long Term Compensation Plan.

Employment Agreements

We have employment agreements with Messrs. Montgomery, Mansell, Brennan and Worthington. These agreements include the following terms:

•	the term of each agreement is three years, extended on a daily basis until either party notifies the other that the term shall no longer be so extended;

•

each executive shall receive an annual base salary, which, as of January 31, 2009 was $1,150,000, $1,150,000, $768,800 and $735,000 for Messrs. Montgomery, Mansell, Brennan and Worthington, respectively;

•

the executives may be entitled to certain payments and other benefits upon termination of their employment or a change of control of Kohl’s, as described below in the section captioned “Potential Payments Upon Termination or Change of Control,” beginning on page 39.

Executive Compensation Agreements

We have also entered into Executive Compensation Agreements with certain key executives who do not have employment agreements, including Mr. McDonald. A description of the terms of Mr. McDonald’s Executive Compensation Agreement, which is virtually identical to the agreements entered into with other key executives, is included below in the section captioned “Potential Payments Upon Termination or Change in Control,” beginning on page 39.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards(1)					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
R. Lawrence Montgomery	240,000	—		$17.0000	01/13/2013	—		—
	200,000	—		$30.5000	01/22/2014	—		—
	400,000	—		$33.3750	02/01/2014	—		—
	200,000	—		$35.5000	01/27/2015	—		—
	130,000	—		$66.2500	01/10/2016	—		—
	130,000	—		$66.3000	01/30/2017	—		—
	123,500	—		$50.3900	02/13/2018	—		—
	62,500	62,500		$51.8100	03/27/2013	—		—
	37,500	112,500		$75.9500	03/26/2014	—		—
	—	50,000		$42.8900	03/31/2015	—		—
	—	250,000	(2)	$27.4500	11/17/2015	—		—

Kevin Mansell	140,000	—		$17.0000	01/13/2013	—		—
	60,000	—		$23.9063	10/30/2013	—		—
	100,000	—		$30.5000	01/22/2014	—		—
	140,000	—		$33.3750	02/01/2014	—		—
	150,000	—		$35.5000	01/27/2015	—		—
	97,500	—		$66.2500	01/10/2016	—		—
	97,500	—		$66.3000	01/30/2017	—		—
	92,600	—		$50.3900	02/13/2018	—		—
	45,000	45,000		$51.8100	03/27/2013	—		—
	31,250	93,750		$75.9500	03/26/2014	—		—
	—	50,000		$42.8900	03/31/2015	—		—
	—	250,000	(3)	$50.0700	09/15/2015	—		—
	—	—		—	—	50,070	(4)	$1,838,070
	—	—		—	—	49,930	(5)	$1,832,930

Donald A. Brennan	70,000	—		$61.7000	04/02/2016	—		—
	33,000	—		$66.3000	01/30/2017	—		—
	31,000	—		$50.3900	02/13/2018	—		—
	20,000	—		$49.5600	02/25/2019	—		—
	13,125	4,375		$46.2000	02/23/2020	—		—
	11,250	3,750		$54.7500	08/11/2020	—		—
	15,150	15,150		$51.8100	03/27/2013	—		—
	6,050	18,150		$75.9500	03/26/2014	—		—
	15,000	60,000	(3)	$58.5400	10/15/2014	—		—
	—	48,500		$42.8900	03/31/2015	—		—
	—	—		—	—	2,284	(6)	$83,846
	—	—		—	—	6,050	(7)	$222,096

John M. Worthington	5,850	—		$66.2500	01/10/2016	—		—
	6,000	—		$66.5000	02/01/2017	—		—
	6,400	—		$66.3000	01/30/2017	—		—
	2,143	6,429		$44.4300	02/02/2019	—		—
	1,250	—		$49.5600	02/25/2019	—		—
	7,143	28,572		$50.0400	03/02/2020	—		—
	2,125	2,125		$46.2000	02/23/2020	—		—
	6,725	13,450		$51.8100	03/27/2013	—		—
	9,075	27,225		$75.9500	03/26/2014	—		—
	15,000	60,000	(3)	$58.5400	10/15/2014	—		—
	—	48,500		$42.8900	03/31/2015	—		—
	—	—		—	—	3,024	(8)	$111,011

Wesley McDonald	26,785	10,715	(9)	$60.1700	08/04/2018	—		—
	20,000	—		$49.5600	02/25/2019	—		—
	15,000	5,000		$46.2000	02/23/2020	—		—
	12,500	12,500		$51.8100	03/27/2013	—		—
	5,830	17,490		$75.9500	03/26/2014	—		—
	—	8,025		$42.8900	03/31/2015	—		—
	—	—		—	—	5,829	(10)	$213,983
	—	—		—	—	2,675	(11)	$98,199

(1)

Unless otherwise noted, all option awards with unexercisable shares listed in this table vest at a rate of 25% per year over the first four years of the option term. Options granted prior to 2006 have a fifteen-year term. Options granted in 2006 and thereafter have a seven-year term.

(2)

Options within this award vest in five equal annual installments on the first through fifth anniversaries of the grant date provided that, upon a termination of Mr. Montgomery’s employment, the remaining unvested portion of the corrective options shall vest in equal installments on an annual basis over the period of time Mr. Montgomery is then contractually prohibited from engaging in activities which are competitive with our operations. Provided Mr. Montgomery does not violate his non-competition restriction, each installment of the remaining unvested portion of the corrective options shall vest on the anniversary of the date of termination of his employment until the end of the then-applicable non-competition period, provided that such period shall not extend beyond the fifth anniversary of the grant date.

(3)	Options within this award vest at a rate of 20% per year over the first five years of the option term.
(4)	On September 15, 2008, Mr. Mansell was awarded 50,070 restricted shares that cliff vest on the fourth anniversary of the date of grant.
(5)

On September 15, 2008, Mr. Mansell was awarded 49,930 performance shares that vest in four equal installments following the end of Fiscal Years 2008, 2009, 2010 and 2011 provided our performance exceeded the performance index described above. Of the performance shares in this grant, 12,483 shares vested on February 26, 2009 following the Committee’s certification that our performance exceeded the performance index for the period applicable to such shares.

(6)	On August 11, 2005, Mr. Brennan was awarded 9,133 restricted shares. The restrictions lapse in four equal installments on the first through fourth anniversaries of the date of the grant.
(7)	On March 26, 2007, Mr. Brennan was awarded 8,067 restricted shares. The restrictions lapse in four equal installments on the first through fourth anniversaries of the date of the grant.
(8)	On March 26, 2007, Mr. Worthington was awarded 4,033 restricted shares. The restrictions lapse in four equal installments on the first through fourth anniversaries of the date of the grant.
(9)	Options within this award vest at a rate of 14.29% per year over the first seven years of the option term.
(10)	On March 26, 2007, Mr. McDonald was awarded 7,773 restricted shares. The restrictions lapse in four equal installments on the first through fourth anniversaries of the date of the grant.
(11)	On March 31, 2008, Mr. McDonald was awarded 2,675 restricted shares. The restrictions lapse in four equal installments on the first through fourth anniversaries of the date of the grant.

OPTION EXERCISES AND STOCK VESTED IN 2008

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
R. Lawrence Montgomery	—	—	—	—
Kevin Mansell	—	—	—	—
Donald A. Brennan	—	—	4,300	$201,279
John Worthington	—	—	2,625	$118,976
Wesley McDonald	—	—	1,944	$90,863

PENSION BENEFITS

We do not maintain any pension benefit plans for our officers or directors that would otherwise be disclosable in these proxy materials.

NONQUALIFIED DEFERRED COMPENSATION

We have no retirement plans for our executive officers other than defined contribution plans. Over 300 of our executives are eligible for participation in the Kohl’s Deferred Compensation Plans, which are unfunded, unsecured plans. The Deferred Compensation Plans allow our executives to defer all or a portion of their base salary and any bonuses paid under our Executive Bonus Plan. Elections to participate in these plans are made by our executives on an annual basis, prior to the beginning of the year in which the compensation is earned.

We do not make any company contributions to the Deferred Compensation Plans. The aggregate balance of each participant’s account consists of amounts that have been deferred by the participant, plus earnings (or minus losses). We deposit the deferred amounts into a trust for the benefit of plan participants. In accordance with tax requirements, the assets of the trust are subject to claims of our creditors. Account balances are deemed invested in accordance with investment elections designated by the executive from time to time but no more frequently than monthly. There are several investment options available to plan participants, including money market/fixed income funds, domestic and international equity funds, blended funds and pre-allocated lifestyle fund investments.

Deferred account balances are distributed to the plan participants in accordance with elections made by the executive at the time the deferral is made. These distributions may be scheduled for future years while the executive remains our employee or following the participant’s termination of employment, either in a lump sum or in installments. A separate distribution election is made by plan participants with respect to account balance distributions in the event of a change of control of Kohl’s.

The following table shows the executive contributions, earnings and account balances for the persons named in the Summary Compensation Table.

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(2)
R. Lawrence Montgomery	$175,400	$—	$(4,849)	$—	$4,117,178
Kevin Mansell	$—	$—	$(217,564)	$—	$2,155,889
Donald A. Brennan	$—	$—	$—	$—	$—
John Worthington	$—	$—	$—	$—	$—
Wesley McDonald	$110,550	$—	$(95,913)	$—	$271,360

(1)	All executive contributions are included as compensation in the Summary Compensation Table. Earnings on account balances are not included in the Summary Compensation Table.
(2)

Of the amounts in this column, the following totals have been reported in the Summary Compensation Tables in this proxy statement and in our proxy statements for previous years: Mr. Montgomery: $3,935,128; Mr. Mansell: $2,104,169; and Mr. McDonald: $271,360.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Upon termination of their employment or a change of control of Kohl’s, our named executive officers will be entitled to various payments and other benefits pursuant to their respective Employment Agreement or Executive Compensation Agreement, our Long Term Compensation Plans, our Executive Bonus Plan and our associate merchandise discount program. These payments and benefits are described below:

Mr. Montgomery and Mr. Mansell

Employment Agreements

Mr. Montgomery and Mr. Mansell have substantially similar employment agreements. These agreements provide for certain payments and other benefits upon the executive’s termination. The agreements do not provide separate or incremental benefits upon a change of control of Kohl’s. The payments and other benefits upon the executive’s termination are as follows:

•	If either executive’s employment is terminated by us due to his misconduct, or if he voluntarily resigns, he will not receive any severance payments;

•	If either executive’s employment is terminated upon his death or disability, he or his estate will receive severance in the amount of one half of his then annual base salary;

•

If either executive terminates his employment as a result of a significant reduction in his job status or scope of responsibilities (i.e., for “good reason”), or if we terminate his employment involuntarily during the term of his employment agreement, he will be entitled to a lump-sum severance payment equal to the sum of the following:

•	a pro rata bonus for the current fiscal year, determined on the basis of the average award made to the terminated executive over the prior three fiscal years;

•

payment equal to the average value of stock option awards made to the terminated executive over the prior three fiscal years, the value of which is based upon the difference between the exercise price and the market value of Kohl’s stock on the date of termination and prorated for the number of days worked by him during the year of termination; and

•

the salary, bonus and incentive compensation payable to the terminated executive for the then remaining term of his employment agreement, determined on the basis of the executive’s then current salary and average bonus and option awards for the prior three fiscal years.

•	In the event either executive:

•	is terminated without cause or due to the expiration of the term of the agreement;

•	dies; or

•	terminates his employment due to a disability or as a result of a significant reduction in his job status or scope of responsibilities,

he and his spouse and eligible dependents shall be provided post-retirement health care coverage under our health insurance plan and supplemental executive medical plan, provided he (or the eligible dependents in the event of his death) reimburses us for all premiums paid for such retiree health insurance benefits.

•	Following their respective terminations, Mr. Montgomery and Mr. Mansell will each be prohibited from competing with us for a period of two years.

•

If any amount which we must pay to Mr. Montgomery or Mr. Mansell would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, or any interest or penalties would be incurred by them with respect to such excise tax, then they will be entitled to receive an additional payment, the net amount of which is equal to such excise taxes, interest and penalties.

•

In accordance with Section 409A of the Internal Revenue Code of 1986, as amended, certain payments under the employment agreements are not payable until the six-month anniversary of the date of a termination.

•	Our obligation to pay severance is contingent upon the executive’s execution of a general release of claims against us.

Accelerated Vesting of Equity Awards

•

The terms of our Long Term Compensation Plans provide that in the event of a “change in control” of Kohl’s (as defined in those Plans), all outstanding stock options and restricted stock granted pursuant to awards made before May 2, 2007, shall become immediately vested and fully exercisable. Vesting of stock options and restricted stock granted pursuant to awards made after May 2, 2007 is within the discretion of the Board of Director’s Compensation Committee.

•

Mr. Montgomery and Mr. Mansell have certain outstanding unvested stock options that will immediately vest, and they each have other outstanding and unvested stock options that could, in the discretion of the Compensation Committee, vest in accordance with these provisions.

•	All of Mr. Mansell’s outstanding and unvested restricted shares and performance shares will immediately vest in the event of a “change of control”.

•

The terms of our stock option award agreements provide that upon the award recipient’s death, if the recipient is still our employee at the time of death, all outstanding stock options granted pursuant to the awards shall become immediately vested and fully exercisable.

Non-Contractual Benefit Upon Retirement

In addition to their contractual benefits, upon their retirement, Mr. Montgomery and Mr. Mansell will be entitled to participate for their respective lifetimes in our associate merchandise discount program, on such terms and to the extent the program continues to be made available to our senior executives.

Potential Benefit Summary — Mr. Montgomery

The following table shows the potential payments to Mr. Montgomery upon termination of his employment during the term of his employment agreement. Also shown is the value of Mr. Montgomery’s stock options that would vest upon the occurrence of a “change of control” of Kohl’s. The amounts shown in the table assume a January 30, 2009 employment termination date, and do not reflect salary and bonus accrued as of that date. Also assumed is a January 30, 2009 effective date of a “change of control” and a $36.71 “change of control price” of our common stock, which was the January 30, 2009 closing price of our common stock on the New York Stock Exchange. The terms “change of control” and “change of control price” have the meanings given to these terms in our 2003 Long Term Compensation Plan.

	Voluntary Termination by Executive Without Good Reason	Involuntary Termination by Kohl’s With Cause	Termination by Executive for Good Reason or Involuntary Termination by Kohl’s Without Cause	Termination due to Disability	Death	Change of Control
Severance Payment —Salary Continuation	—	—	$3,450,000	$575,000	$575,000	—
Severance Payment —Bonus Payments	—	—	$2,538,400	—	—	—
Pro Rated Bonus(1)	—	—	$846,133	—	—	—
Value of Accelerated Stock Options(2)	—	—	—	—	$2,315,000	$2,315,000
Tax Gross-up	—	—	—	—	—	—

TOTAL	$—	$—	$6,834,533	$575,000	$2,890,000	$2,315,000

(1)	The entire hypothetical bonus for 2008 (based on a three-year average) is shown here as this table illustrates the effect of a termination at the end of the year (thus, a full pro-ration applies).
(2)

Reflects the value of 250,000 of Mr. Montgomery’s unvested options at the January 30, 2009 closing price of $36.71 per share. Although Mr. Montgomery held an additional 225,000 unvested options as of January 30, 2009, the exercise price of each of such options was greater than the stock price on that date.

Potential Benefit Summary — Mr. Mansell

The following table shows the potential payments to Mr. Mansell upon termination of his employment during the term of his employment agreement. Also shown is the value of Mr. Mansell’s stock options, restricted stock and performance shares that would vest upon the occurrence of a “change of control” of Kohl’s. The amounts shown in the table assume a January 30, 2009 employment termination date, and do not reflect salary and bonus accrued as of that date. Also assumed is a January 30, 2009 effective date of a “change of control” and a $36.71 “change of control price” of our common stock, which was the January 30, 2009 closing price of our common stock on the New York Stock Exchange. The terms “change of control” and “change of control price” have the meanings given to these terms in our 2003 Long Term Compensation Plan.

	Voluntary Termination by Executive	Involuntary Termination by Kohl’s With Cause	Termination by Executive for Good Reason or Involuntary Termination by Kohl’s Without Cause	Termination due to Disability	Death	Change of Control
Severance Payment — Salary Continuation	—	—	$3,450,000	$575,000	$575,000	—
Severance Payment — Bonus Payments	—	—	$2,210,370	—	—	—
Pro Rated Bonus(1)	—	—	$736,790	—	—	—
Value of Accelerated Restricted Stock(2)	—	—	—	—	—	$1,838,070
Value of Accelerated Performance Shares(3)	—	—	—	—	—	$1,832,930
Value of Accelerated Stock Options(4)	—	—	—	—	—	—
Tax Gross-up	—	—	—	—	—	—

TOTAL	$—	$—	$6,397,160	$575,000	$575,000	$3,671,000

(1)	The entire hypothetical bonus for 2008 (based on a three-year average) is shown here as this table illustrates the effect of a termination at the end of the year (thus, a full pro-ration applies).
(2)	Reflects the value of all of Mr. Mansell’s 50,070 unvested restricted shares at the January 30, 2009 closing price of $36.71 per share.
(3)	Reflects the value of all of Mr. Mansell’s 49,930 unvested performance shares at the January 30, 2009 closing price of $36.71 per share.
(4)	Although Mr. Mansell held 438,750 unvested options as of January 30, 2009, the exercise price of each of such options was greater than the stock price on that date.

Mr. Brennan and Mr. Worthington

Employment Agreement

Mr. Brennan and Mr. Worthington have substantially similar employment agreements. These agreements provide for certain payments and other benefits upon the executive’s termination or upon a change of control of Kohl’s. These arrangements are as follows:

•	If either executive’s employment is terminated by us due to his misconduct, or if he voluntarily resigns, he will not receive any severance payments;

•

If either executive’s employment is terminated upon his death or disability or due to our non-renewal of his employment agreement, he or his estate is entitled to receive a prorated bonus for the year in which the termination occurs and he or his estate will receive severance in the amount of one half of his then annual base salary.

•

If either executive terminates his employment as a result of a material reduction in his job status or scope of responsibilities (i.e., for “good reason”), or if we terminate his employment involuntarily during the term of his employment agreement (generally, three years) and the termination is not in connection with a “change of control” (as defined in the agreement), he will be entitled to:

•

a pro rata bonus for the current fiscal year, determined on the basis of the average award made over the prior three fiscal years and paid at the same time as other executives receive their bonus for that year;

•	salary for the remaining term of his employment agreement, payable in accordance with our normal payroll practice;

•	continued vesting of his stock options throughout the remainder of the term of his employment agreement;

•

reimbursement of that portion of his COBRA monthly payment which is equal to our normal monthly cost of coverage of an executive under our group health insurance plans for a period of up to two years; and

•	outplacement services of up to $20,000.

•

If, within one year following a “change of control” of Kohl’s (as defined in the agreement) Mr. Brennan’s or Mr. Worthington’s employment is terminated by us during the term of the agreement or by the executive for “good reason”, the terminating executive will be entitled to the following severance benefits:

•

a pro rata bonus for the current fiscal year, determined on the basis of the average award made over the prior three fiscal years and paid at the same time as other executives receive their bonus for that year;

•	limited outplacement services;

•	reimbursement of that portion of the executive’s COBRA payment which is equal to our normal cost of coverage of an executive under our group health insurance plans for up to one year;

•	a lump sum severance payment equal to the sum of:

•	his base salary for the remaining term of his agreement, but not less than 2.9 years; and

•

his average annual bonus, determined on the basis of the average award made over the prior three fiscal years, multiplied by the then remaining term of his agreement, but not more than 2.9 years. If he has received less than three years’ incentive compensation, we may calculate an appropriate average;

•	to the extent unvested, accelerated vesting of any outstanding stock options.

•

Mr. Brennan and Mr. Worthington are each entitled to a tax gross up similar to that provided for in Mr. Montgomery’s and Mr. Mansell’s agreements in the event any amount which we must pay to them is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, as amended.

•	Following their respective terminations, Mr. Brennan and Mr. Worthington will be prohibited from competing with us for a period of one year.

•

In accordance with Section 409A of the Internal Revenue Code of 1986, as amended, certain payments under the employment agreements are not payable until the six-month anniversary of the date of a termination.

•

In all cases, our obligation to pay severance is contingent upon the executive’s execution of a general release of claims against us, and except in the case of termination following a change of control, severance payments are subject to offset for any compensation from other sources received by the terminating executive during the period during which the severance is to be paid.

Accelerated Vesting of Equity Awards

Vesting of certain of Mr. Brennan’s and Mr. Worthington’s stock options and restricted shares would accelerate upon the occurrence of a “change of control” of Kohl’s or upon the executive’s death, in the event the executive dies while our employee in the same manner as described above with respect to Mr. Montgomery’s stock options. In addition, Mr. Brennan’s and Mr. Worthington’s restricted stock award agreements for grants made to them in 2007 provide for continued vesting of the shares granted pursuant to those agreements for a period of two years following termination of their employment if the executive terminates employment as a result of a material reduction in his job status or scope of responsibilities or if we terminate his employment during the term of his employment agreement. As described above, there are also provisions in Mr. Brennan’s and Mr. Worthington’s employment agreements that allow for acceleration or continued vesting of stock options upon certain terminations of employment.

Non-Contractual Benefit Upon Retirement

In addition to their contractual benefits, upon their retirement, Mr. Brennan and Mr. Worthington will each be entitled to participate for their respective lifetime in our associate merchandise discount program, on such terms and to the extent the program continues to be made available to our senior executives.

Potential Benefit Summary — Mr. Brennan

The following table shows the potential payments to Mr. Brennan upon termination of his employment during the term of his employment agreement. Also shown is the value of Mr. Brennan’s stock options and restricted stock that would vest upon the occurrence of a “change of control” of Kohl’s. The amounts shown in the table assume a January 30, 2009 employment termination date, and do not reflect salary and bonus accrued as of that date. Also assumed is a January 30, 2009 effective date of a “change of control” and a $36.71 “change of control price” of our common stock, which was the January 30, 2009 closing price of our common stock on the New York Stock Exchange. The terms “change of control” and “change of control price” have the meanings given to these terms in our 2003 Long Term Compensation Plan.

	Voluntary Termination by Executive	Involuntary Termination by Kohl’s With Cause	Termination by Executive for Good Reason or Involuntary Termination by Kohl’s Without Cause (No Change of Control)		Termination by Executive for Good Reason or Involuntary Termination by Kohl’s Without Cause (Following Change of Control)		Termination due to Disability	Death		Change of Control
Severance Payment — Salary Continuation	—	—	$2,306,400		$2,306,400		$384,400	$384,400		—
Severance Payment — Bonus Payments	—	—	—		$831,333		—	—		—
Pro Rated Bonus(1)	—	—	$286,667		$286,667		—	—		—
Outplacement	—	—	$20,000		$20,000		—	—		—
Value of Accelerated Restricted Stock	—	—	$148,088	(2)	—	(3)	—	$305,941	(4)	$305,941	(4)
Value of Accelerated Stock Options(5)	—	—	—		—		—	—		—
Health Care Benefits			$23,904		$11,952
Tax Gross-up	—	—	—		—		—	—		—

TOTAL	$—	$—	$2,785,059		$3,456,352		$384,400	$690,341		$305,941

(1)	The entire hypothetical bonus for 2008 (based on a three-year average) is shown here as this table illustrates the effect of a termination at the end of the year (thus, a full pro-ration applies).
(2)

Reflects the value of Mr. Brennan’s 4,034 unvested restricted shares that would otherwise have vested in the two year period following the assumed date of termination at the January 30, 2009 closing price of $36.71 per share.

(3)	No amount included here because all outstanding restricted stock vests immediately upon a change of control.
(4)	Reflects the value of Mr. Brennan’s 8,334 unvested restricted shares at the January 30, 2009 closing price of $36.71 per share.
(5)	Although Mr. Brennan held 149,925 unvested options as of January 30, 2009, the exercise price of each of such options was greater than the stock price on that date.

Potential Benefit Summary — Mr.Worthington

The following table shows the potential payments to Mr. Worthington upon termination of his employment during the term of his employment agreement. Also shown is the value of Mr. Worthington’s stock options and restricted stock that would vest upon the occurrence of a “change of control” of Kohl’s. The amounts shown in the table assume a January 30, 2009 employment termination date, and do not reflect salary and bonus accrued as of that date. Also assumed is a January 30, 2009 effective date of a “change of control” and a $36.71 “change of control price” of our common stock, which was the January 30, 2009 closing price of our common stock on the New York Stock Exchange. The terms “change of control” and “change of control price” have the meanings given to these terms in our 2003 Long Term Compensation Plan.

	Voluntary Termination by Executive	Involuntary Termination by Kohl’s With Cause	Termination by Executive for Good Reason or Involuntary Termination by Kohl’s Without Cause (No Change of Control)		Termination by Executive for Good Reason or Involuntary Termination by Kohl’s Without Cause (Following Change of Control)		Termination due to Disability	Death		Change of Control
Severance Payment — Salary Continuation	—	—	$2,205,000		$2,205,000		$367,500	$367,500		—
Severance Payment — Bonus Payments	—	—	—		$700,834		—	—		—
Pro Rated Bonus(1)	—	—	$241,667		$241,667		—	—		—
Outplacement	—	—	$20,000		$20,000		—	—		—
Value of Accelerated Restricted Stock	—	—	$74,007	(2)	—	(3)	—	$111,011	(4)	$111,011	(4)
Value of Accelerated Stock Options(5)	—	—	—		—		—	—		—
Health Care Benefits			$23,904		$11,952
Tax Gross-up	—	—	—		—		—	—		—

TOTAL	$—	$—	$2,564,578		$3,179,453		$367,500	$478,511		$111,011

(1)	The entire hypothetical bonus for 2008 (based on a three-year average) is shown here as this table illustrates the effect of a termination at the end of the year (thus, a full pro-ration applies).
(2)

Reflects the value of Mr. Worthington’s 2,016 unvested restricted shares that would otherwise have vested in the two year period following the assumed date of termination at the January 30, 2009 closing price of $36.71 per share.

(3)	No amount included here because all outstanding restricted stock vests immediately upon a change of control.
(4)	Reflects the value of Mr. Worthington’s 3,024 unvested restricted shares at the January 30, 2009 closing price of $36.71 per share.
(5)	Although Mr. Worthington held 186,301 unvested options as of January 30, 2009, the exercise price of each of such options was greater than the stock price on that date.

Mr. McDonald

Executive Compensation Agreement

•	If Mr. McDonald’s employment is terminated by us due to certain misconduct, he shall not receive any severance benefits;

•	If Mr. McDonald voluntarily terminates his employment, he shall receive a severance payment in an amount equal to fifty percent of his then current annual salary, payable over the following year;

•

If Mr. McDonald terminates his employment due to bona fide retirement, he shall receive a severance payment in an amount equal to fifty percent of his then current annual salary, payable over the following year and a prorated bonus award for the current year, if any;

•	If Mr. McDonald’s employment is terminated upon his death, Mr. McDonald’s estate shall be entitled to a prorated portion of his bonus award for the current year, if any;

•

If Mr. McDonald’s employment is terminated as a result of his disability, he will receive salary continuation for a period of six months, plus a prorated portion of his bonus award for the current year, if any;

•

If Mr. McDonald’s employment is involuntarily terminated by us “without cause” or by Mr. McDonald for “good reason” (such as if we require Mr. McDonald to relocate, or significantly reduce Mr. McDonald’s job status, salary or scope of responsibilities) and the termination does not occur in connection with a “change of control” as described below, Mr. McDonald will be entitled to the following severance benefits:

•	salary continuation for a two (2) year period;

•	a prorated portion of his bonus award for the current year, if any;

•	limited outplacement services;

•	limited continuation of health insurance benefits at Mr. McDonald’s expense;

•	accelerated vesting of all outstanding stock options and restricted shares that would have vested during the two years following the date of termination.

•

If, within one year following a “change of control” of Kohl’s (as defined in the Agreement), Mr. McDonald’s employment is involuntarily terminated by us “without cause”, or by Mr. McDonald for “good reason,” Mr. McDonald will be entitled to the following severance benefits:

•	limited outplacement services;

•	limited continuation of health insurance benefits at Mr. McDonald’s expense;

•	a lump sum severance payment equal to two times the sum of:

•	Mr. McDonald’s then current annual salary; and

•	the average annual bonus award payments paid to Mr. McDonald over the prior three fiscal years.

•	to the extent unvested, accelerated vesting of any outstanding stock options and restricted shares.

•

In accordance with Section 409A of the Internal Revenue Code of 1986, as amended, certain payments under the employment agreements are not payable until the six-month anniversary of the date of a termination.

•

In all cases, our obligation to pay severance is contingent upon Mr. McDonald’s execution of a general release of claims against us, and except in the case of termination following a change of control, severance payments are subject to offset for any compensation from other sources received by Mr. McDonald during the period during which the severance is to be paid.

•	Following his termination, Mr. McDonald will be prohibited from competing with us for a period of one year.

Accelerated Vesting of Equity Awards

Vesting of certain of Mr. McDonald’s stock options and restricted shares would accelerate upon the occurrence of a “change of control” of Kohl’s or upon his death, in the event he dies while employed by us in the same manner as described above with respect to Mr. Montgomery’s and Mr. Mansell’s stock options and restricted shares. As described above, there are also provisions in Mr. McDonald’s compensation agreement that accelerate vesting of all or a portion of such awards upon certain terminations of his employment.

Potential Benefit Summary — Mr. McDonald

The following table shows the potential payments to Mr. McDonald upon termination of his employment during the term of his employment agreement. Also shown is the value of Mr. McDonald’s stock options and restricted stock that would vest upon the occurrence of a “change of control” of Kohl’s. The amounts shown in the table assume a January 30, 2009 employment termination date, and do not reflect salary and bonus accrued as of that date. Also assumed is a January 30, 2009 effective date of a “change of control” and a $36.71 “change of control price” of our common stock, which was the January 30, 2009 closing price of our common stock on the New York Stock Exchange. The terms “change of control” and “change of control price” have the meanings given to these terms in our 2003 Long Term Compensation Plan.

	Voluntary Termination by Executive	Involuntary Termination by Kohl’s With Cause	Termination by Executive for Good Reason or Involuntary Termination by Kohl’s Without Cause (No Change of Control)		Termination by Executive for Good Reason or Involuntary Termination by Kohl’s Without Cause (Following Change of Control)		Termination due to Disability	Death		Change of Control		Retirement
Severance Payment — Salary Continuation	$370,300	—	$1,481,200		$1,481,200		$370,300	$370,300		—		$370,300
Severance Payment — Bonus Payments	—	—	—		$631,667		—	—		—		—
Outplacement	—	—	$20,000		$20,000		—	—		—
Pro Rated Bonus	—	—	—		—		—	—		—		—
Value of Accelerated Restricted Stock	—	—	$191,773	(1)	—	(2)	—	$312,182	(3)	$312,182	(3)	—
Value of Accelerated Stock Options	—	—	—	(4)	—	(4)	—	—	(5)	—	(5)	—

TOTAL	$370,300	$—	$1,692,973		$2,132,867		$370,300	$682,482		$312,182		$370,300

(1)

Reflects the value of Mr. McDonald’s 5,224 unvested restricted shares that would otherwise have vested in the two year period following the assumed date of termination at the January 30, 2009 closing price of $36.71 per share.

(2)	No amount included here because all outstanding restricted stock vests immediately upon a change of control.
(3)	Reflects the value of Mr. McDonald’s 8,504 unvested restricted shares at the January 30, 2009 closing price of $36.71 per share.
(4)

Although Mr. McDonald held 43,888 options that would otherwise have vested in the two year period following the January 30, 2009 assumed date of termination, the exercise price of each of such options was greater than the stock price on that date.

(5)	Although Mr. McDonald held 53,730 unvested options as of January 30, 2009, the exercise price of each of such options was greater than the stock price on that date.

Equity Compensation Plan Information

The following table provides information as of January 31, 2009 regarding shares outstanding and available for issuance under our existing equity compensation plans.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in first column)
Equity compensation plans approved by security holders	19,133,996	$53.01	17,561,092
Equity compensation plans not approved by security holders(1)	—	—	—

Total	19,133,996	$53.01	17,561,092

(1)	All of our existing equity compensation plans have been approved by shareholders.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers to file reports with the SEC disclosing their ownership, and changes in their ownership, of our stock. Copies of these reports must also be furnished to us. Based solely upon our review of these copies, we believe that during fiscal 2008, all of such forms were filed on a timely basis by reporting persons.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees our financial reporting process on behalf of the Board of Directors and is directly responsible for the compensation, appointment and oversight of our independent registered public accounting firm. Management is responsible for the preparation, presentation and integrity of our financial statements and for the appropriateness of the accounting principles and reporting policies that are used. Management is also responsible for testing our system of internal controls, and reports to the audit committee on any deficiencies found. Our independent registered public accounting firm, Ernst & Young LLP (“Ernst & Young”), is responsible for auditing our financial statements and expressing an opinion as to their conformity with U.S. generally accepted accounting principles, as well as examining and reporting on the effectiveness of our internal controls over financial reporting.

Under its written charter, the Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, has direct access to our independent registered public accounting firm as well as any of our employees, and has the ability to retain, at our expense, special legal, accounting, or other consultants or experts it deems necessary in the performance of its duties.

The Audit Committee reviewed and discussed our audited financial statements with management and Ernst & Young. The Audit Committee has also discussed and reviewed with Ernst & Young the matters required to be discussed by Statements on Auditing Standards No. 61, as amended, “Communications with Audit Committees,” as adopted by the Public Company Accounting Oversight Board in Rule 3200T and other regulatory requirements currently in effect. In addition, the Audit Committee obtained from Ernst & Young the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountants’ communications with the Audit Committee concerning independence. The Audit Committee discussed with the auditors any relationships that may impact their objectivity and independence, and also considered whether the provision of non-audit services by Ernst & Young is compatible with maintaining their independence, and has satisfied itself with respect to Ernst & Young’s independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended January 31, 2009 for filing with the Securities and Exchange Commission.

Audit Committee:

Stephen E. Watson, Chair
Wayne Embry
John F. Herma
Stephanie A. Streeter

ITEM TWO

RATIFICATION OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Ernst & Young as our and our subsidiaries’ independent registered public accounting firm for fiscal 2009. This selection is being presented to you for your ratification. Proxies solicited by the Board of Directors will, unless otherwise directed, be voted to ratify the appointment by the Board of Directors of Ernst & Young as our and our subsidiaries’ independent registered public accounting firm for fiscal 2009. We have been advised by Ernst & Young that they are independent certified public accountants with respect to us within the meaning of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated under such act.

A representative from Ernst & Young is expected to be at the annual meeting and will have the opportunity to make a statement if such representative so desires and will be available to respond to appropriate questions during the meeting.

Fees Paid to Ernst & Young

We paid the following fees to Ernst & Young for fiscal 2008 and fiscal 2007:

	Fiscal 2008	Fiscal 2007
Audit Fees	$714,872	$725,128
Audit-Related Fees	20,000	—
Tax Fees	4,505	16,646
All Other Fees	—	—

Total	$739,377	$741,774

Audit Fees. Audit fees include fees associated with the annual audit, reviews of our quarterly reports on Form 10-Q and various consultation topics. Included in Audit Fees are fees for services related to the certification of our internal controls, as required by Section 404 of the Sarbanes-Oxley Act of 2002.

Audit-Related Fees. In fiscal 2008, audit-related fees were for an International Financial Reporting Standards (IFRS) conversion diagnostic.

Tax Fees. Tax fees for both fiscal years 2008 and 2007 related to miscellaneous consultation topics.

All Other Fees. We did not pay any fees to Ernst & Young during the last two fiscal years for any other services not included in the categories listed above.

Pre-approval Policies and Procedures

Our Audit Committee has adopted procedures for pre-approving all audit and permitted non-audit services provided by our independent registered public accounting firm. The Audit Committee pre-approves a list of specific services and categories of services, subject to a specified cost level. Part of this approval process includes making a determination on whether non-audit services are consistent with the SEC’s rules on auditor independence. The Audit Committee may delegate pre-approval authority to the Chairman of the Audit Committee. The Audit Committee periodically monitors the services rendered and actual fees paid to the independent registered public accounting firm to ensure such services are within the parameters approved.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT

SHAREHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT

OF ERNST & YOUNG AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

ITEM THREE

SHAREHOLDER PROPOSAL REGARDING THE AMENDMENT OF OUR ARTICLES OF INCORPORATION

The following shareholder proposal was submitted by the United Brotherhood of Carpenters Pension Fund, 101 Constitution Avenue N.W., Washington, DC (the “Proponent”). The Proponent claims to beneficially own 4,947 shares of Kohl’s stock. If a representative of the Proponent who is qualified under state law is present and submits the proposal for a vote at the Annual Meeting, then the proposal will be voted upon. In accordance with federal securities regulations, the proposal is set forth below exactly as submitted by the Proponent. To ensure that readers can easily distinguish between material provided by the Proponent and material provided by Kohl’s, material provided by the Proponent is shown in italics.

Director Election Majority Vote Standard Proposal

Resolved: That the shareholders of Kohl’s Corporation (“Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s articles of incorporation to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders, with a plurality vote standard retained for contested director elections, that is, when the number of director nominees exceeds the number of board seats.

Supporting Statement: Kohl’s is a Wisconsin corporation. Pursuant to Section 180.0728(1) of the Wisconsin Corporation Law, directors are elected by a plurality vote unless another standard is provided in the Company’s articles of incorporation. Kohl’s presently has a plurality vote standard in its articles of incorporation. In order to provide shareholders a meaningful role in director elections, our Company’s director election vote standard should be changed to a majority vote standard in the articles. We believe that the board should take steps to initiate the amendment of the articles to establish a majority vote standard.

A majority vote standard would require that a nominee receive a majority of the votes cast in order to be elected. The standard is particularly well-suited for the vast majority of director elections in which only board nominated candidates are on the ballot. We believe that a majority vote standard in board elections would establish a challenging vote standard for board nominees and improve the performance of individual directors and entire boards. Our Company presently uses a plurality vote standard in all director elections. Under the plurality vote standard, a nominee for the board can be elected with as little as a single affirmative vote, even if a substantial majority of the votes cast are “withheld” from the nominee.

In response to strong shareholder support for a majority vote standard in director elections, an increasing number of the nation’s leading companies, including Intel, General Electric, Motorola, Hewlett-Packard, Morgan Stanley, Wal-Mart, Home Depot, Gannett, Marathon Oil, and recently Pfizer have adopted a majority vote standard in company bylaws or articles of incorporation. Additionally, these companies have adopted director resignation policies in their bylaws or corporate governance policies to address post-election issues related to the status of director nominees that fail to win election. Other companies, including our Company, have responded only partially to the call for change by simply adopting post-election director resignation policies that set procedures for addressing the status of director nominees that receive more “withhold” votes than “for” votes.

We believe that a post-election director resignation policy without a majority vote standard in company bylaws or articles is an inadequate reform. The critical first step in establishing a meaningful majority vote policy is the adoption of a majority vote standard. With a majority vote standard in place in the Company’s governance documents, the board can then consider action on developing post-election procedures to address the status of directors that fail to win election.

STATEMENT OF THE BOARD OF DIRECTORS IN

OPPOSITION TO THIS SHAREHOLDER PROPOSAL

After careful consideration, our Board of Directors has determined that this shareholder proposal would not enhance shareholder value and would not be in the best interests of Kohl’s and its shareholders. The Board therefore recommends that you vote AGAINST this proposal.

OUR BOARD OF DIRECTORS AND SHAREHOLDERS HAVE ALREADY IMPLEMENTED A MAJORITY VOTE STANDARD. AS DESCRIBED ABOVE IN THIS PROXY STATEMENT, NOMINEES FOR OUR BOARD OF DIRECTORS ARE CURRENTLY ELECTED BY THE AFFIRMATIVE VOTE OF THE MAJORITY OF VOTES CAST IN UNCONTESTED ELECTIONS. THE MAJORITY VOTE STANDARD HAS BEEN IN EFFECT SINCE AUGUST 2007. THE MAJORITY VOTE STANDARD WAS THE CONTROLLING STANDARD FOR THE ELECTION OF DIRECTORS AT THE 2008 ANNUAL MEETING AND WILL BE THE CONTROLLING STANDARD FOR THE ELECTION OF DIRECTORS AT THIS 2009 ANNUAL MEETING.

Our Board and shareholders have amended our articles of incorporation and have fully implemented the majority vote standard for the uncontested election of directors. The specific actions taken by the Board of Directors and shareholders to implement the majority vote standard were as follows:

•

In November 2006, our Board formally resolved to submit to our shareholders for approval at the 2007 annual meeting of shareholders an amendment to our articles of incorporation that would allow our Board to implement a majority vote standard for uncontested elections of directors;

•	The amendment of the articles of incorporation was approved by over 91% of the shareholders who voted on the matter at the May 2, 2007 annual meeting of shareholders;

•

The amended articles of incorporation allowing our Board to adopt a majority vote standard for the uncontested election of directors was filed with the State of Wisconsin Department of Financial Institutions in May 2007;

•	On August 15, 2007, our Corporate Governance Guidelines were amended by our Board to require a majority vote for the uncontested election of directors;

•	In August 2007, the amended Corporate Governance Guidelines requiring a majority vote for the uncontested election of directors were posted to our public website; and

•

The majority vote standard was in effect for the annual election of directors at our annual meeting of shareholders on April 30, 2008 and will be in effect for the election of directors at this 2009 annual meeting of shareholders.

The Board believes that the method of implementing the majority vote standard that was overwhelmingly approved by the shareholders at the 2007 annual meeting is superior to the method promoted in this shareholder proposal, because the adopted method retains the Board’s authority to provide for a plurality vote should circumstances change and the Board determines that such action is in the best interests of shareholders.

FOR THE ABOVE REASONS, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE AGAINST THE ADOPTION OF THIS SHAREHOLDER PROPOSAL.

COPIES OF OUR ANNUAL REPORT ON FORM 10-K FOR FISCAL 2008 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ARE POSTED ON OUR WEBSITE AT www.kohls.com, AND ARE ALSO AVAILABLE TO YOU WITHOUT CHARGE UPON WRITTEN REQUEST TO OUR SECRETARY AT N56 W17000 RIDGEWOOD DRIVE, MENOMONEE FALLS, WISCONSIN 53051. EXHIBITS TO THE FORM 10-K WILL BE FURNISHED UPON PAYMENT OF THE REASONABLE EXPENSES OF FURNISHING THEM.

By Order of the Board of Directors

Richard D. Schepp,
Secretary

Menomonee Falls, Wisconsin

March 27, 2009

KOHL’S CORPORATION N56 W17000 RIDGEWOOD DRIVE MENOMONEE FALLS, WI 53051

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

KOHL’S CORPORATION

ITEM 1. Election of Directors
The Board of Directors Recommends a Vote FOR
All Nominees.
Nominees:		For	Against	Abstain			For	Against	Abstain

1a.	Peter Boneparth	☐	☐	☐	1g.	R. Lawrence Montgomery	☐	☐	☐

1b.	Steven A. Burd	☐	☐	☐	1h.	Frank V. Sica	☐	☐	☐

1c.	John F. Herma	☐	☐	☐	1i.	Peter M. Sommerhauser	☐	☐	☐

1d.	Dale E. Jones	☐	☐	☐	1j.	Stephanie A. Streeter	☐	☐	☐

1e.	William S. Kellogg	☐	☐	☐	1k.	Stephen E. Watson	☐	☐	☐

1f.	Kevin Mansell	☐	☐	☐	ITEM 2. Ratify Appointment of Ernst & Young LLP as Independent Registered Public Accounting Firm.		☐	☐	☐
The Board of Directors Recommends a Vote FOR the Ratification of Ernst & Young LLP as Independent Registered Public Accounting Firm
For address changes and/or comments, please check this box and write them on the back where indicated.				☐
Please indicate if you plan to attend this meeting.		☐	☐		ITEM 3. Shareholder Proposal Regarding the Amendment of the Company’s Articles of Incorporation.		☐	☐	☐
		Yes	No		The Board of Directors Recommends a Vote AGAINST the Shareholder Proposal Regarding the Amendment of the Company’s Articles of Incorporation

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Annual Meeting Admission Ticket

Kohl’s Corporation

Annual Meeting of Shareholders

Thursday, May 14, 2009

1:00 P.M., Local Time

The Pilot House at Pier Wisconsin

500 N. Harbor Drive

Milwaukee, Wisconsin 53202

This Admission Ticket will be required to admit you to the meeting

Please write your name and address in the space provided below and present this ticket when you enter

Name:

Address:

City, State and Zip Code:

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

KOHL’S CORPORATION

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The shareholder(s) hereby appoint Richard D. Schepp & R. Lawrence Montgomery or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Kohl’s Corporation that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 1:00 P.M., Local Time on May 14, 2009 at The Pilot House at Pier Wisconsin, 500 N. Harbor Drive, Milwaukee, Wisconsin 53202 and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS, FOR THE RATIFICATION OF ERNST & YOUNG AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, AND AGAINST THE SHAREHOLDER PROPOSAL REGARDING THE AMENDMENT OF THE COMPANY’S ARTICLES OF INCORPORATION.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

Address Changes/Comments: __________________________________________________________________________________________________
_____________________________________________________________________________________________________________________________

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

CONTINUED AND TO BE SIGNED ON REVERSE SIDE